SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Talbots, Inc.

(Name of Registrant as Specified In Its Charter)

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April 8, 2011

ANNUAL MEETING OF SHAREHOLDERS
MAY 19, 2011

Dear Talbots Shareholder:

It is a pleasure for us to extend to you a cordial invitation to attend the 2011 Annual Meeting of Shareholders of The Talbots, Inc. to be held at 9:00 a.m. on Thursday, May 19, 2011 at Hingham Town Hall, 210 Central Street, Hingham, Massachusetts.

This year, we are pleased to take advantage of the Securities and Exchange Commission rules that permit issuers to furnish proxy materials to their shareholders on the Internet. We believe these rules permit us to provide you with the information you need while lowering our costs of delivery and reducing the environmental impact of printing paper copies.

The Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders on the Internet, is first being mailed to shareholders on or about April 8, 2011.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Please refer to the Notice of Internet Availability of Proxy Materials for more information on how to vote your shares at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

TRUDY F. SULLIVAN
President and Chief
Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 19, 2011
PROXY STATEMENT
GENERAL
PROPOSAL NO. 1 ELECTION OF DIRECTORS
Corporate Governance
Transactions with Related Persons
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2010
GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2010
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010
PENSION BENEFITS FOR FISCAL 2010
NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
DIRECTOR COMPENSATION
DIRECTOR SUMMARY COMPENSATION TABLE FOR FISCAL 2010
Report of the Audit Committee
BENEFICIAL OWNERSHIP OF COMMON STOCK
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 4 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
OTHER MATTERS
APPENDIX A

THE TALBOTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2011

To Talbots Shareholders:

The 2011 Annual Meeting of Shareholders of The Talbots, Inc. will be held at Hingham Town Hall, 210 Central Street, Hingham, Massachusetts, on Thursday, May 19, 2011, at 9:00 a.m., for the following purposes:

1.	To elect six directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To act upon such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on March 25, 2011 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

RICHARD T. O’CONNELL, JR.
Secretary

April 8, 2011

YOUR VOTE IS IMPORTANT.  TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU HAVE ANY QUESTIONS REGARDING VOTING OR THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT, PLEASE CONTACT GEORGESON INC., OUR PROXY SOLICITOR, TOLL-FREE AT 866-729-6818.

THE TALBOTS, INC.
One Talbots Drive
Hingham, Massachusetts 02043
www.thetalbotsinc.com

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2011

PROXY STATEMENT

This Proxy Statement is being furnished to the shareholders of The Talbots, Inc. (the “Company”, “Talbots”, “we”, “our”, “ours” and “us”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 19, 2011, at 9:00 a.m., at Hingham Town Hall, 210 Central Street, Hingham, Massachusetts and at any postponement or adjournment (the “Annual Meeting”).

We have elected to deliver our proxy materials to our shareholders primarily over the Internet in accordance with the “notice and access” rules of the U.S. Securities and Exchange Commission (the “SEC”). We believe this process allows us to provide shareholders with the information they need while lowering our costs of delivery and conserving natural resources. On or about April 8, 2011, we mailed to each shareholder a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review proxy materials, including this Proxy Statement and our Annual Report, on the Internet and how to vote on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials, including a proxy card. In addition, shareholders may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future shareholder meetings. The information on our website (www.thetalbotsinc.com) is not and shall not be deemed to be a part of this Proxy Statement, or incorporated into any other filings we make with the SEC.

GENERAL

Record Date.  The holders of our shares of common stock of record at the close of business on March 25, 2011 are entitled to vote such shares at the Annual Meeting. On March 25, 2011, there were 69,905,977 shares of common stock outstanding.

Voting Your Proxy.  Holders of shares of our common stock are entitled to cast one vote per share on all matters to be voted on at the Annual Meeting. Our warrant holders do not have voting rights and may not vote on matters presented at the Annual Meeting. Shares of common stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy.

Shareholders may vote by attending the Annual Meeting and voting in person. In order to attend the Annual Meeting in person, arrive on time at the address listed above with a form of personal photo identification and either your Notice of Internet Availability or your proxy card. To obtain directions to attend the Annual Meeting, call The Talbots, Inc. Investor Relations at 781-741-4500. If you are a beneficial owner of shares held in street name and you want to vote in person at the Annual Meeting, prior to the meeting you must contact the bank, broker or other organization that holds your shares and obtain from them a valid proxy issued by them in your name giving you the right to vote the shares registered in their name.

If you hold shares directly as a shareholder of record or beneficially in street name, you may also vote your shares without attending the Annual Meeting. Shareholders may vote by using one of these alternative methods:

(1)	Via the Internet at www.proxyvote.com;

(2)	By telephone at 1-800-690-6903 and following the instructions for telephone voting provided at www.proxyvote.com; or

(3)	If you request a paper copy of the proxy materials, by completing and mailing a proxy card to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Proxies submitted via the Internet or telephone must be submitted by 11:59 p.m., Eastern Time, on May 18, 2011. Proxies submitted by mail must be received prior to the Annual Meeting.

If you hold shares beneficially in “street name,” follow the proxy instructions on the form you receive from the bank, broker or other nominee. For participants in our 401(k) savings plan holding Talbots common stock in a plan account, the proxy also serves as voting instructions for the plan trustee.

Shares of common stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy. Unless contrary instructions are given, the proxy will be voted (i) for the election of the Board of Directors’ nominees for director; (ii) for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year; (iii) for the advisory vote approving the compensation of our named executive officers (our “NEOs”); and (iv) for the advisory vote on executive compensation to occur every year. With respect to any other matters properly submitted to shareholders at the Annual Meeting, proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the proxy holders.

Broker Voting.  Under New York Stock Exchange (“NYSE”) rules, certain proposals are considered “routine” matters, such as the ratification of the appointment of auditors (Proposal No. 2), and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions with respect to these “routine” proposals. For “non-routine” proposals, such as director elections (Proposal No. 1), the advisory vote on the compensation of the Company’s NEOs (Proposal No. 3) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4), brokers may not vote on these proposals unless they have received voting instructions from the beneficial owner. If you do not provide voting instructions to your broker on these proposals, the votes will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

Revoking Your Proxy.  A shareholder who executes his or her proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) delivering written notice of revocation of the proxy to our Corporate Secretary prior to the Annual Meeting; (ii) executing a later Internet or telephone vote; (iii) executing and delivering a later-dated proxy card to our Corporate Secretary prior to the Annual Meeting; or (iv) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Quorum.  The presence, in person or by proxy, of the holders of a majority of the shares outstanding and entitled to vote on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

Other Matters Presented.  If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the individuals named as proxies will have discretion to vote on those matters in their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting assuming no new record date is established. You still will be able to revoke your proxy until it is voted. As of the date of this Proxy Statement, we are not aware of any matters that are to be presented at the Annual Meeting other than the matters stated in the Notice of Meeting accompanying this Proxy Statement.

Proxy Solicitation.  This proxy solicitation is being made by our Board of Directors and the expense of preparing, printing, and mailing this Proxy Statement and proxy is being paid by us. In addition to use of the mail and Internet, proxies may be solicited personally, by electronic mail, by facsimile, or by telephone by our regular employees without additional compensation. The Company has retained Georgeson Inc. to assist in proxy solicitation for a fee of approximately $7,500.00 plus expenses. If you have any questions regarding voting or the proposals described in this Proxy Statement, please contact Georgeson Inc. toll-free at 866-729-6818. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Talbots common stock.

Householding Information.  Under the householding procedure, a single Notice of Internet Availability (or for those shareholders that request to receive a paper copy of proxy materials in the mail, one copy of this Proxy Statement and our Annual Report) will be sent to multiple shareholders who share the same address if they appear to be members of the same family unless we have received contrary instructions from an affected shareholder indicating that he or she wishes to receive individual copies. Shareholders who participate in householding who receive a paper copy of proxy materials in the mail will continue to receive separate proxy cards.

If a single Notice of Internet Availability (or, as applicable, a single printed set of the Annual Report and Proxy Statement) was delivered to an address that you share with another shareholder, we will promptly deliver a separate copy of any such document if you make a written request to The Talbots, Inc., Investor Relations, One Talbots Drive, Hingham, Massachusetts 02043. You can also make a request by telephone at 781-741-4500 or by emailing investor.relations@talbots.com. You may also access a copy of Talbots Annual Report and Proxy Statement on the Investor Relations section of our website, located at www.thetalbotsinc.com.

If you are a shareholder of record who shares an address and last name with one or more other shareholders of record and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at 800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

If you hold shares beneficially in “street name,” please contact your bank, broker, or other nominee in order to consent to householding should you wish to receive one Notice of Internet Availability (or proxy materials, if applicable) or to revoke your consent should you wish to receive individual copies of such documents.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

General.  Our Board of Directors proposes the election of six nominees as directors. Directors will hold office until the next Annual Meeting or until their successors are chosen and qualified. We have inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee. Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Abstentions are not counted as votes cast in determining the plurality required to elect directors.

Background of Directors.  Set forth below is a brief description of the background of each nominee for director, including information regarding the experience and skills that led to the nomination of each person for membership on our Board. All nominees are currently serving as our directors.

GARY M. PFEIFFER

Mr. Pfeiffer, 61, has been a Director since 2004 and Chairman of the Board of Directors since July 2009. Mr. Pfeiffer is also the Chairperson of our Compensation Committee and is a member of our Corporate Governance and Nominating Committee. Mr. Pfeiffer served as the Secretary of Finance for the State of Delaware from January through June 2009. He served as Senior Vice President and Chief Financial Officer of E. I. du Pont de Nemours and Company from 1997 through 2006, when he retired. He also serves as a Director of both Quest Diagnostics, Inc. and Internap Network Services Corporation. He is Chairman of the Audit & Finance Committee and a member of the Compensation, Executive and Governance Committees of Quest Diagnostics, Inc.’s Board of Directors, and he is Chairman of the Audit Committee and a member of the Nominations and Governance Committee of Internap Network Services Corporation Board of Directors. With his significant experience as Chief Financial Officer and in other senior executive positions at E. I. du Pont de Nemours and Company and his considerable public board and committee responsibilities, Mr. Pfeiffer brings to our Board of Directors superior financial, management and leadership ability and extensive knowledge of a wide range of financial, strategic, and operational issues affecting publicly held organizations. These qualities have enabled Mr. Pfeiffer to successfully serve in the past as our Lead Director and as a member of our Audit Committee, and currently as the Chairman of our Board of Directors during our strategic turnaround process and throughout our strategic merger process accomplished in 2010 with BPW Acquisition Corp.

MARJORIE L. BOWEN

Ms. Bowen, 46, was first appointed a Director effective April 16, 2010. Ms. Bowen is a member of our Audit Committee and Corporate Governance and Nominating Committee. Ms. Bowen held positions of increasing responsibility from 1989 through 2007 at Houlihan Lokey Howard & Zukin, Inc., an international advisory-focused investment banking firm. While at Houlihan Lokey, Ms. Bowen served as a Managing Director, where she advised an extensive number of public company boards of directors, providing transactional and financial advisory services in a wide range of corporate matters, including mergers and acquisitions, debt and equity reorganizations and other financial and strategic transactions, governance and shareholder issues, and shareholder value maximization. Ms. Bowen was also a member of the firm’s Management Committee for Financial Advisory Services. Until July 2010, Ms. Bowen served on the board of directors and the compensation and governance committees of Texas Industries, Inc., a publicly traded supplier of heavy construction materials. Ms. Bowen also serves on the Board of Directors of Euramax International, Inc. and Global Aviation Holdings and holds positions on various board committees at these companies. With over 20 years of corporate financial and transactional experience, much of it focused on advising boards of directors across a broad range of industry sectors, including retail, Ms. Bowen brings to our Board considerable strategic planning expertise, financial and strategic transactional experience, and broad knowledge on financial and governance matters.

JOHN W. GLEESON

Mr. Gleeson, 64, has been a Director since 2004. Mr. Gleeson is Chairperson of our Audit Committee and a member of our Compensation Committee. Mr. Gleeson served as Senior Vice President and Chief Strategy Officer of Walgreen Co. from April 2007 through February 2008, when he retired. From 2004 to April 2007, he served as Senior Vice President, Corporate Strategy and Treasurer of Walgreen Co. and as Treasurer since 2002. Mr. Gleeson also serves as a Director of AMCORE Financial, Inc. Mr. Gleeson’s extensive career in retail, substantial strategic background and leadership abilities, business acumen and considerable expertise and experience in financial matters have added significantly to our Board of Directors and to each of the Committees of the Board of which Mr. Gleeson has been a member since first becoming a Director in 2004. His financial and operating expertise has particularly benefitted our Company in his role as Chairperson of our Audit Committee during our strategic turnaround process and throughout our strategic merger process accomplished in 2010 with BPW Acquisition Corp.

ANDREW H. MADSEN

Mr. Madsen, 55, was first appointed a Director effective April 16, 2010. Mr. Madsen is a member of our Audit Committee and Compensation Committee. Since November 2004, he has served as President and Chief Operating Officer of Darden Restaurants, Inc., a large, publicly-traded restaurant company whose brands include Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. At Darden, Mr. Madsen oversees operations and marketing, as well as the real estate and construction, supply chain, and group human resource functions. He has also served on the Darden Board of Directors since 2004. From April 2002 until November 2004, Mr. Madsen was President of Olive Garden and also served as Executive Vice President of Marketing for Olive Garden from December 1998 to March 2002. Mr. Madsen began his career with General Mills, Inc., a leading consumer food products company. He held various management positions throughout his 12 years with the company, including Vice President, Marketing. Prior to joining Darden in 1998, Mr. Madsen served as President of International Master Publishers, Inc., a direct marketing business. He also served as Vice President and General Manager for two divisions of James River Corporation. Mr. Madsen brings to our Board an extensive management and leadership background in the retail sector, consumer products, and marketing and operational matters affecting large, publicly held organizations. Through his experience, including leadership and operational roles at Darden, he contributes considerable insight into business opportunities and challenges impacting Talbots such as consumer trends, marketing and branding.

TRUDY F. SULLIVAN

Ms. Sullivan, 61, joined us as our President and Chief Executive Officer and as a Director in August 2007. Prior to Talbots, Ms. Sullivan served as President of Liz Claiborne, Inc. from January 2006 until July 2007. Ms. Sullivan joined Liz Claiborne, Inc. in 2001 as Group President of the company’s Casual, Collections, and Elisabeth businesses. She was named Executive Vice President in March 2002. She served in this position until she was named President of Liz Claiborne, Inc. in 2006. In September 2010, Ms. Sullivan joined the Board of Directors of Yankee Candle Company, Inc. Ms. Sullivan has extensive experience and a demonstrated record of success in both the retail and merchandise fields, with in-depth experience in the woman’s apparel segment. She brings to our Board of Directors superior skills as our Chief Executive Officer, proven strategic vision and has demonstrated leadership of our organization throughout the challenging economic environment and the significant liquidity challenges faced by our Company since joining as our Chief Executive Officer in mid-2007. She also contributes significantly to our Board of Directors through her extensive retail management experience and also from her successful leadership positions prior to Talbots. Ms. Sullivan has been successful leading our entire organization during its strategic turnaround and also throughout our strategic merger process accomplished in 2010 with BPW Acquisition Corp.

SUSAN M. SWAIN

Ms. Swain, 56, has been a Director since 2001. Ms. Swain is Chairperson of our Corporate Governance and Nominating Committee and is a member of our Audit Committee. In May 2010, Ms. Swain was appointed by the Board to serve as the Lead Independent Director. Ms. Swain has also served as our presiding director, from May 2005 until May 2007. She has been President and Co-Chief Operating Officer of C-SPAN, a multichannel national distributer (TV, radio, internet) of public affairs content, since December 2006. From 1995 to 2006, Ms. Swain served as Executive Vice President and Co-Chief Operating Officer of C-SPAN. Ms. Swain also serves as an officer of National Cable Satellite Corporation, as a Director of the C-SPAN Education Foundation and as a member of the Executive Committee of the National Press Foundation. Ms. Swain brings to her Board and committee work experience in the areas of legislation and regulation, national media, leadership of large organizations, succession planning, and multichannel operations. Ms. Swain’s expertise in building and managing a national brand and in strategic planning, with a special emphasis on the national broadband transition, adds to the breadth of experience and expertise of our Board, particularly during our strategic turnaround process and throughout our strategic merger process accomplished in 2010 with BPW Acquisition Corp.

RECOMMENDATION OF THE BOARD

The Board recommends that shareholders vote “FOR” each of the nominees for director.

Corporate Governance

We maintain sound principles of corporate governance which promote integrity and honest, responsible, and ethical business practices. The Corporate Governance and Nominating Committee and the Board of Directors conduct regular reviews of these practices, which include comparing current governance policies and practices with those suggested by corporate governance authorities and with the practices of other public companies.

2010 Corporate Governances Changes.  The Company’s corporate governance structure underwent a number of changes in early 2010. These changes arose in connection with our merger transaction with BPW Acquisition Corp. (“BPW”), which was completed on April 7, 2010 and resulted in a change in the ownership structure of Talbots. As a result of this transaction, Talbots is no longer a majority-owned company and is no longer a “controlled company” as defined under NYSE rules. Therefore, we are no longer exempt from certain NYSE rules regarding independence of Board and Committee members, and as further described below, a majority of our Board of Directors and all Committee members are independent in accordance with NYSE standards of independence, as adopted by the Company.

Corporate Governance and Business Conduct.  We are committed to high standards of corporate governance and ethical behavior. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted our Corporate Governance Guidelines to assist the Board in providing experience, strategic guidance, and oversight to us and our shareholders.

The Corporate Governance Guidelines establish corporate governance policies and principles with respect to the role of the Board, meetings of the Board, Board composition and selection, director responsibilities, agenda for Board meetings, executive sessions, director orientation and continuing education, related party transactions review, legal compliance policies, strategic planning, types and composition of Board committees, Board and committee authority to engage independent advisors, director access to management, director compensation, management evaluation, management succession planning, and Board and committee evaluations. The Corporate Governance Guidelines are available at the Investor Relations section of our website located at www.thetalbotsinc.com.

Code of Business Conduct and Ethics.  We have adopted a Code of Business Conduct and Ethics (the “Code”) which applies to our principal executive officer, principal financial officer and principal accounting officer as well as all of our other officers, directors, and associates. The Code addresses conflicts of interest, use of our assets, fair dealing and competition, accurate recordkeeping, financial disclosure, and compliance with applicable laws, rules and regulations. The Code is available at the Investor Relations section of our website located at www.thetalbotsinc.com. At this location on our website, we will disclose any substantive amendments to the Code as well as any waivers from provisions of the Code made with respect to our principal executive officer, principal financial officer, principal accounting officer, and any other executive officer or any director.

Board Independence and Composition.  The Board complies with and has adopted both the independence criteria established by the NYSE for determining director independence and the independence standards of the NYSE and the SEC for determining the independence of all Audit Committee members. In determining the independence of its members, the Board considers all relevant facts and circumstances, including the materiality of any relationship of a director with the Company or any affiliate or with any member of executive management, from both the director’s standpoint as well as that of persons or organizations with which the director may have an affiliation. The Board assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional, or other relationship or affiliation of such director with the Company.

Based on its review, the Board has affirmatively determined that Ms. Bowen, Mr. Gleeson, Mr. Madsen, Mr. Pfeiffer and Ms. Swain are independent directors and did not engage in any transactions, relationships, or arrangements involving or relating to the Company that, in the Board’s review, affected the determination of his or her independence or required specific Board review consideration or examination.

Board Leadership Structure.  Pursuant to our current Corporate Governance Guidelines, our Board Chairman is required to be an independent director, and the roles of CEO and Chairman may not be held by one individual. The Company feels that this structure is appropriate at this time because it is beneficial to have an independent chairman whose responsibility to the Board is leading the Board and focusing on the Board’s oversight responsibilities while allowing our CEO to focus on the day-to-day management and operations of the Company and strengthening our business as we continue our strategic turnaround.

Since July 2009, our Board has been led by Mr. Pfeiffer, an independent, non-executive Chairman. As Board Chairman, Mr. Pfeiffer is responsible for: (a) preparing the formal agendas and schedules for Board meetings in consultation with the other Board members and Company management, as appropriate; (b) ensuring, in conjunction with management, that all meeting materials and information are sufficient and are distributed to Board members appropriately in advance of meetings; (c) serving as the liaison among Board members, including the independent directors, as well as between the Board and our CEO and other senior members of management; (d) communicating with our CEO and, as applicable, other senior officers and regularly reporting to the full Board on such communications; (e) convening and calling meetings of the independent directors; and (f) such other responsibilities as the Board may establish or request from time-to-time.

Lead Independent Director.  The position of Lead Independent Director was established in July 2008 in connection with the appointment of a non-independent Chairman of the Board. Though the Board has since appointed an independent Chairman, this position has been maintained. Under our corporate governance policies, the roles of Lead Independent Director and Board Chairman may not be held by the same individual. In May 2010, the Board appointed Ms. Swain to serve as the Lead Independent Director.

As Lead Independent Director, Ms. Swain is responsible for: (a) in the absence of or as requested by the Board Chairman, presiding at meetings of shareholders, of the Board and of the independent directors; and (b) such other responsibilities as may be designated to the Lead Independent Director in our Corporate Governance Guidelines or by-laws or as the Board or Board Chairman may establish or request from time-to-time.

Board’s Role in Risk Oversight.  The Company recognizes the importance of effective risk management to the success of our business and our shareholders and developed the structures in place to manage risk. Management has developed a risk management system designed to (i) timely identify the material risks that the Company faces, (ii) ensure that necessary information with respect to material risks is communicated to senior executives and, as appropriate, to the Board or relevant Board Committee, (iii) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (iv) integrate risk management into Company decision-making.

The Board’s oversight of risk primarily occurs in connection with the exercise of its responsibility to oversee our business, including through the review of our long-term strategic plans, annual operating plans, financial results and material legal proceedings. In addition, the Board uses its Committees to assist with risk oversight within their respective areas of responsibility and expertise, as further described below. The Audit Committee is the Board Committee designated to oversee management’s process to assess risk. In connection with its responsibilities for financial reporting and disclosure matters, our Audit Committee is charged with discussing with management the Company’s major risk exposures (whether financial, operating or otherwise) and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment. In addition, as discussed below, our Compensation Committee is responsible for overseeing the management of any risks relating to our executive compensation. Each of the Committees of the Board is composed entirely of independent directors which also enhances risk oversight.

While the Board oversees the Company’s risk management, Company management is primarily responsible for day-to-day risk management processes and reports to the full Board or the Audit Committee regarding these processes. We believe this division of responsibility is the most effective approach for addressing the Company’s risk management.

Board Meetings and Director Attendance; Executive Sessions.  During fiscal 2010, the Board held six meetings. During fiscal 2010, the Audit Committee held twenty-two meetings (a substantial number of which related to its review of the BPW merger and related transactions (“BPW merger transaction”)); the Compensation Committee held four meetings; and the Corporate Governance and Nominating Committee held three meetings. Each member of the Board of Directors during fiscal 2010 attended at least ninety-six percent of the Board and Committee meetings of which they were members.

We encourage all of our directors to attend our annual meeting of shareholders. All of the directors serving on the Board at the time of our 2010 annual meeting of shareholders were in attendance.

The Board’s independent directors meet in executive sessions periodically each year, generally at the time of each Board meeting held in person. The Board Chairman presides at these executive sessions. Any director may provide the Board Chairman with suggested agenda items for discussion at executive sessions.

Board Committees.  The Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each Committee operates pursuant to a written charter adopted by the Board and each Committee reviews its charter at least annually. The charters of each Committee are available to view at the Investor Relations section of our website located at www.thetalbotsinc.com. Information contained on the website is not incorporated by reference or otherwise considered part of this document.

The table below provides current membership of each Committee:

Corporate
Governance and
		Compensation	Nominating
	Audit Committee	Committee	Committee

Gary M. Pfeiffer		Chair	X
Marjorie L. Bowen	X		X
John W. Gleeson	Chair	X
Andrew H. Madsen	X	X
Trudy F. Sullivan
Susan M. Swain	X		Chair

Audit Committee.  The Audit Committee is appointed by the Board to assist the Board in monitoring:

•	The integrity of the financial statements of the Company;

•	The external auditor’s qualifications and independence;

•	The performance of the Company’s internal audit function;

•	The performance of the external auditors; and

•	The Company’s compliance with legal and regulatory requirements.

The current members of the Audit Committee are Mr. Gleeson (Chairperson), Ms. Swain, Ms. Bowen and Mr. Madsen. The Board has determined that each member of the Audit Committee is independent in accordance with the NYSE listing standards, our Corporate Governance Guidelines, and Rule 10A-3 under the Securities Exchange Act of 1934 and is financially literate in accordance with NYSE standards. The Board has also determined that Mr. Gleeson qualifies as an “audit committee financial expert” in accordance with SEC rules.

One of the Audit Committee’s functions in 2009 and 2010 (during which time Mr. Gleeson, Mr. Pfeiffer and Ms. Swain served as the members of the Committee) was its review of the BPW merger transaction consummated in April 2010 as well as related party debt transactions with AEON, as further described in the “Transactions With Related Persons” section below.

Compensation Committee.  The Compensation Committee is appointed by the Board and evaluates, determines and approves the compensation of our Chief Executive Officer and all of our other executive officers. The Committee has overall responsibility for approving and evaluating our compensation plans, policies and programs, as well as our philosophy and strategy, as they affect the CEO and other executive officers. More specifically, the Committee’s duties and responsibilities include, among others:

•	Reviews and approves our goals and objectives relevant to our CEO’s compensation, and evaluates our CEO’s performance in light of those goals and objectives;

•	Determines our CEO’s annual and long-term compensation, including all incentive compensation and equity-based compensation awards;

•	In consultation with our CEO, reviews and approves base salary, annual and long-term incentive compensation and equity-based compensation of all other executive officers of the Company;

•	Determines the need to retain any compensation consultant to be used by the Committee to assist in the performance of its responsibilities;

•	Establishes performance goals and financial targets for our executive officers under our incentive programs and for determining incentive awards actually earned by our executive officers each year;

•	Performs an ongoing review of our executive compensation practices and arrangements;

•	Reviews with management the Compensation Discussion and Analysis and recommends to the Board its inclusion in the Company’s proxy statement for its annual meeting; and

•	From time-to-time may delegate authority to one or more of its members to, for example, assist in the negotiation of employment agreements for new executives or amendments to existing executive employment agreements subject to final Committee approval.

Mr. Pfeiffer (Chairperson), Mr. Gleeson and Mr. Madsen are the current members of the Compensation Committee. All are independent directors and qualify as “non-employee” directors for purposes of Section 16 of the Securities Exchange Act of 1934 and as “outside directors” for purposes of Internal Revenue Code Section 162(m).

Committee Process and Role of Management.  The Compensation Committee generally holds a minimum of two regularly scheduled in person meetings per year and additional meetings as appropriate either in person or by telephone. Generally, the Compensation Committee Chair works with management in establishing the agenda for Committee meetings. Management also prepares and submits information during the course of the year for the consideration of the Committee, such as proposed recommendations for annual or special incentive compensation programs, proposed incentive performance measures and financial targets, proposed recommendations for salary increases and proposed equity award allocations for executive officers and other senior management, management’s performance evaluations of executive officers and other senior management, and other data and information requested by the Committee. For additional information, see below under “Role of the Compensation Committee and Management” in the Compensation Discussion and Analysis.

Compensation Committee Advisors.  The Compensation Committee charter grants the Compensation Committee full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities. The compensation consultant retained by the Committee reports directly to the Compensation Committee. Pearl Meyer & Partners has acted as outside compensation consultant to the Committee since 2002. Pearl Meyer & Partners does not provide any services to the Company beyond those related to executive and director compensation.

Our management has historically retained Towers Watson & Co. for advisory services concerning regulatory and tax issues related to our compensation programs, and actuarial work and plan structure for our retirement plans. Our management has also engaged Exequity, LLP from time-to-time to obtain compensation market data and marketplace trends and in connection with targeted compensation recommendations, proposed programs and arrangements, and other compensation matters. The results, proposals or recommendations from this process are then reviewed with the Compensation Committee.

Compensation Risk Assessment.  We believe that the performance goals and incentive plan structures generally established under our annual and long-term incentive programs do not contribute to excessive risk by our senior executives or by our employees. The Compensation Committee reviews annually the compensation arrangements for our executives and believes that this pay has represented a balanced compensation mix, appropriately distributed between fixed and variable compensation, and not overly weighted toward short-term cash incentives. Further, our long-term incentive plan has consisted entirely of equity incentive awards, which promote longer term performance and significantly lessens the risk of pursuing business strategies seeking short-term gains at the risk of long-term profitability. The approved goals under our annual and long-term incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed with our Board. In addition, significant business decisions and our ongoing financial and operating results, upon which our incentive performance goals and awards are based, are reviewed and discussed with our Board throughout the year. Further, incentive awards are generally made based on a review of achievement against both financial and non-financial performance, which we believe lessens the risk associated with relying on any single financial metric. We believe these factors encourage our executives to manage in a prudent manner, with an emphasis on building sustainable value.

Compensation Committee Interlocks and Insider Participation.  During part of fiscal 2010, Mr. Pfeiffer, Ms. Swain and our former Board member, Tsutomu Kajita, served on the Compensation Committee. Mr. Kajita was an executive officer of AEON while serving on the Compensation Committee and voluntarily resigned from the Board and his position on the Committee in April 2010 as part of the BPW merger transaction. The “Transactions With Related Persons” section of this Proxy Statement includes a description of certain transactions during fiscal 2010 between us and certain AEON entities. Effective May 20, 2010 the Board appointed current members Mr. Pfeiffer, Mr. Gleeson and Mr. Madsen to serve on the Compensation Committee.

Corporate Governance and Nominating Committee.  The principal functions of the Corporate Governance and Nominating Committee include:

•	Regularly assesses and recommends corporate governance policies and practices to the Board;

•	Assesses the operation and performance of the Board’s various committees, and reports the results of these assessments to the Board;

•	Reviews and makes recommendations to the Board with respect to compensation of non-management directors, which includes having the authority to obtain advice and assistance from outside advisors to assist with this assessment and recommendation process (a further discussion of our director compensation program is included in the “Director Compensation” section of this Proxy Statement); and

•	Identifies, screens and recommends certain potential director candidates to the Board.

Ms. Swain (Chairperson), Ms. Bowen and Mr. Pfeiffer are the current members of the Corporate Governance and Nominating Committee and all are independent directors. Our former director Mr. Okada also served on the Corporate Governance and Nominating Committee during part of fiscal 2010 until he voluntarily resigned from the Board and his position on the Committee in April 2010 as part of the BPW merger transaction.

Identifying New Director Nominees.  Our directors play a critical role in guiding our long-term business strategy and in overseeing our management. In identifying acceptable potential director candidates, the Committee seeks input from Board members and other sources so that a variety of viewpoints are considered. The Committee may also engage independent search firms to assist in identifying potential director candidates; however, the Committee ultimately determines which candidates are to be recommended to the Board for approval.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, the Committee considers:

•	the appropriate mix of educational and professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•	if applicable, whether the candidate would be considered an audit committee financial expert or independent under SEC and NYSE rules and any of our additional independence standards;

•	demonstrated character and integrity consistent with our image and reputation;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board; and

•	availability for the substantial duties and responsibilities of a director.

The Committee also considers other appropriate factors including the current composition of the Board and evaluations of prospective candidates. While the Board has not adopted a formal diversity policy with regard to the selection of director nominees and identifies qualified potential candidates without regard to any candidate’s race, religion, gender, national origin or other protected category, diversity is one of the factors considered by the Committee in identifying director nominees. The Committee recognizes that individual candidates have unique strengths, and no one factor or qualification outweighs all others. As part of the director identification process, the Committee evaluates how a particular candidate would contribute to and strengthen the overall balance of the Board’s perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to the Company’s business, thereby strengthening the diversity of the Board. In terms of personal diversity, the Committee seeks directors who are committed to ensuring that the organization as a whole values diversity and will increase the diversity of the Board in all respects. On an annual basis, as part of its self-assessment, the Committee and the Board review the overall functioning of the Board.

The Committee will consider director candidates recommended by shareholders. Shareholders wishing to submit a director candidate for consideration by the Committee should submit the recommendation to The Talbots, Inc. Corporate Governance and Nominating Committee, c/o Corporate Secretary/Legal Department, One Talbots Drive, Hingham, Massachusetts 02043, in writing, not less than 120 days nor more than 150 days prior to the annual meeting date (determined based on the same date as the previous year’s annual meeting). Shareholders may nominate director candidates by following the procedures set forth in Section 1.11 of our by-laws, as amended and restated effective April 16, 2010, and the Committee’s Policy Regarding the Selection of New Director Candidates and Shareholder Nomination of Director Candidates (which can be found on the Investor Relations section of our website located at www.thetalbotsinc.com). The request for nomination must be accompanied by certain information concerning the director candidate and the recommending shareholder, as required by Section 1.11 of the by-laws. The Committee may also request additional background or other information.

Shareholder Communications Process.  The Board maintains a process for shareholders or other interested parties to communicate with the Board of Directors or with the Chairman of the Board of Directors or with the independent directors as a group. Shareholders wishing to communicate with the Board of Directors or with the Chairman of the Board of Directors or with independent directors should send any communication to The Talbots, Inc. Board of Directors, c/o Corporate Secretary/Legal Department, One Talbots Drive, Hingham, Massachusetts 02043. Any such communications should state the number of shares owned by the shareholder or, if the person submitting the communication is not a shareholder and is submitting the communication as an interested party, the nature of the person’s interest in Talbots.

Our Corporate Secretary will forward such communications to the Board of Directors or to the Board Chairman or to the independent directors as appropriate. All such communications will be kept confidential to the extent possible. Our Corporate Secretary, however, may discard any communication not related to the duties or responsibilities of the Board or the independent directors, including personal or similar grievances, shareholder proposals or related communications which are not submitted in accordance with our procedures for shareholder proposals, and abusive or inappropriate communications. Our Corporate Secretary will maintain a log and copies of all communications directed to the Board, the Board Chairman and the independent directors, for their inspection and review, and will periodically review the log and all such communications with the Board, the Board Chairman, and the independent directors.

Transactions with Related Persons

Related Person Policy and Procedures.  Our practice and policy is to review all material related party transactions. Our policy and practices are set forth under our Audit Committee Charter, Code of Business Conduct and Ethics, and Corporate Governance Guidelines, as outlined below.

Audit Committee Review and Approval.  Pursuant to its charter, the Audit Committee of the Board, which consists entirely of independent directors, reviews any transaction in which we or our subsidiaries are participating, the amounts involved are material, and we are aware that an affiliate of ours or other related person may have a direct or indirect material interest in the transaction. The Audit Committee will consider the facts and circumstances and will approve or ratify a transaction if the Audit Committee considers it appropriate and in our and our shareholders’ interest.

Transactions with Officers.  Under our Code of Business Conduct and Ethics, the Board or a Board committee must approve any direct or indirect financial interest of our Chief Executive Officer in a transaction involving Talbots. It further requires that:

(i)	the Chief Executive Officer, Senior Vice President, Investor and Media Relations and the Legal Department must approve any direct or indirect financial interest of any executive officer in any transaction involving Talbots;

(ii)	the Chief Operating Officer/Chief Financial Officer and the Legal Department must approve any direct or indirect financial interest of any Senior Vice Presidents or Vice President, Financial Planning and Analysis in any transaction involving Talbots; and

(iii)	either the Chief Operating Officer/Chief Financial Officer or the Legal Department must approve any direct or indirect financial interest of any of our other Vice Presidents in any transaction involving Talbots.

Transactions with Directors.  The Corporate Governance Guidelines require that any proposed business relationship between the Company and one of our directors must be reviewed by the Board or the Audit Committee, including instances where the proposed relationship will be between Talbots and an entity in which a Company director has a material direct or indirect interest. Under our Corporate Governance Guidelines, each director has the responsibility to exercise informed business judgment and to act in our and our shareholders’ interests.

Copies of our Audit Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Guidelines are available at the Investor Relations section of our website located at www.thetalbotsinc.com.

Certain Transactions with Related Persons

AEON Repurchase, Repayment and Support Agreement

As discussed above, we merged with BPW in April 2010. On December 8, 2009, in connection with the BPW merger agreement, we also entered into a Repurchase, Repayment and Support Agreement with our then majority owner AEON (U.S.A.), its parent AEON Co., Ltd. (collectively referred to as “AEON” for purposes of this discussion of the repurchase agreement) and BPW (the “Repurchase Agreement”). Under the terms of this Repurchase Agreement, AEON agreed to sell to Talbots all of the shares of Talbots common stock owned by AEON for an aggregate of one million warrants to purchase shares of Talbots common stock, with an exercise price for such warrants equal to the closing price of Talbots common stock on the date of the completion of the BPW merger transaction. These warrants are immediately exercisable. This share repurchase was completed concurrently with the consummation of the BPW merger transaction on April 7, 2010 (the “Closing Date”). In addition, Talbots agreed to repay in full all outstanding indebtedness under its financing agreements with AEON and to repay in full all outstanding bank indebtedness under its financing agreements with third parties. As a result of this share repurchase and repayment of indebtedness, AEON does not currently own any shares of Talbots common stock and is not a lender to Talbots. The Repurchase Agreement also provides for certain indemnification and directors’ and officers’ liability insurance policy obligations.

The above summary of the Repurchase Agreement is subject to and qualified in its entirety to the terms of that Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on December 10, 2009.

Credit Facilities with AEON

Upon completion of the BPW merger transaction on April 7, 2010, we also entered into a senior secured revolving credit agreement with a third party lender which provided us with borrowing capacity up to $200.0 million. The proceeds from the BPW merger transaction, this credit facility and our own cash resources were used to repay all outstanding principal indebtedness ($486.5 million) plus accrued interest and costs under our credit facilities with AEON as described below.

•	$250.0 Million Secured Revolving Loan Facility with AEON — On December 28, 2009, we executed an Amended and Restated Secured Revolving Loan Agreement with AEON Co., Ltd. (the “Amended Facility”). The Amended Facility was provided pursuant to AEON’s April 9, 2009 financial support commitments, which were satisfied and discharged in full upon the December 29, 2009 funding of $245.0 million under this Amended Facility for the repayment of all of our outstanding third party bank indebtedness, related interest, and other costs and expenses.

Borrowings under the Amended Facility carried interest at a variable rate equal to LIBOR plus 6.00%, payable monthly in arrears. As of the Closing Date, the interest rate was 6.25% and $2.8 million in interest was paid in fiscal 2010. Outstanding borrowings under the Amended Facility totaled $245.0 million (which was the largest aggregate amount of principal outstanding during fiscal 2010).

•	$200.0 Million Term Loan Facility with AEON — In February 2009, we entered into a $200.0 million term loan facility agreement with AEON Co., Ltd. (the “AEON Loan”).

The AEON Loan was an interest-only loan until maturity. Borrowings under the AEON Loan carried interest at a variable rate equal to LIBOR plus 6.00%, payable semi-annually in arrears. As of the Closing Date, the interest rate was 6.23% and $7.9 million in interest was paid in fiscal 2010. As of the Closing Date, outstanding borrowings under the AEON Loan totaled $191.5 million (which was the largest aggregate amount of principal outstanding during fiscal 2010).

•	Term Loan with AEON (U.S.A.) — In July 2008, we entered into a $50.0 million unsecured subordinated working capital term loan credit facility with AEON (U.S.A.) (the “AEON (U.S.A.) Facility”). The AEON (U.S.A.) Facility was scheduled to mature and AEON (U.S.A)’s commitment to provide borrowings under the AEON (U.S.A.) Facility was scheduled to expire on January 28, 2012. Under the terms of the AEON (U.S.A.) Facility, the financing was an unsecured general obligation of ours. The AEON (U.S.A.) Facility was available for use by us and our subsidiaries for general working capital and other appropriate general corporate purposes. Borrowings under the AEON (U.S.A.) Facility carried interest at a rate equal to three-month LIBOR plus 5.0%. As of the Closing Date, the interest rate was 5.25% and $0.7 million in interest was paid in fiscal 2010. We were required to pay a fee of 0.5% per annum on the undrawn portion of the commitment, payable quarterly in arrears. As of the Closing Date, we were fully borrowed under the AEON (U.S.A.) Facility.

Other AEON Agreements

The following arrangements were put in place while AEON was our majority shareholder. The current status of each agreement and our related obligations are described below.

We have had a service agreement with Talbots Japan Co., Ltd. (“Talbots Japan”), a subsidiary of AEON, which remains in effect. This agreement continues on a year-to-year basis unless terminated by either party on or before August 18th of each year. If so terminated, the agreement will end on the next following November 18th. Under this agreement, we provide Talbots Japan requested services on a cost reimbursement basis. The services provided by us to Talbots Japan are primarily in the merchandising and import operations areas. We also make our merchandising and store management information systems available to Talbots Japan. Our direct costs related to this arrangement are charged back to Talbots Japan. Payment terms to Talbots Japan under these arrangements are net-30 days.

Interest at a rate equal to the Internal Revenue Service monthly short-term applicable federal rate accrues on amounts more than 30 days after the original invoice date. Talbots Japan was current on their outstanding invoices during fiscal 2010, therefore eliminating the interest calculation for invoices outstanding past 30 days. During fiscal 2010, the largest amount outstanding was $1,132,139 and Talbots Japan paid us a total of $5,451,125, approximately $450,000 of which related to the services described above and the balance of which related to payment for merchandise for Talbots Japan stores.

We had an advisory services agreement with AEON (U.S.A.) under which AEON (U.S.A.) provided strategic planning and related advisory services to us. AEON (U.S.A.) also maintained a working relationship on our behalf with Japanese banks and other financial institutions as part of this agreement. AEON (U.S.A) received an annual fee of $0.25 million plus expenses for these services each year since our 1993 initial public offering. In fiscal 2010, the total fees paid to AEON (U.S.A) under this agreement was $74,183. This agreement was terminated on the Closing Date.

In connection with our 1993 initial public offering, we, through our wholly owned subsidiary, The Classics Chicago, Inc. (which was merged into The Talbots Group, Limited Partnership, a wholly owned subsidiary of Talbots, in fiscal 2007), purchased the Talbots trade name and certain other trademarks (the “Trademarks”) in all countries of the world (which we refer to as the territory) excluding Australia, New Zealand, Japan, China and certain other Asian countries (which we refer to as the excluded countries) from a subsidiary of AEON. Under the purchase agreement, The Talbots Group, Limited Partnership (as successor in interest to The Classics Chicago, Inc.) has the non-exclusive right, for a royalty equal to 1% of net catalog sales in the excluded countries, to distribute catalogs bearing the Trademarks and to make catalog sales in the excluded countries. Talbots Japan is the non-exclusive licensee of the Trademarks in Japan and the other excluded countries. Under the agreement, AEON retained an approval right for any assignment by The Talbots Group, Limited Partnership of rights in the Trademarks in the territory. This retained right may be purchased by The Talbots Group, Limited Partnership (for the fair market value of such retained right or $2.0 million, whichever is less) should AEON attempt to sell or transfer its retained right or should AEON cease to own a majority of our voting stock. Upon the BPW Closing Date, we exercised our right to purchase the retained right and we are currently in discussions with AEON regarding the appropriate purchase price.

Indemnification

Pursuant to our by-laws, Talbots will indemnify to the extent permitted by law any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer or employee of the Company and will also generally reimburse such person for expenses, including attorneys’ fees, he or she incurs in defending such legal action.

In addition, the BPW merger agreement states that from and after the effective date of the BPW merger transaction, we will provide to BPW’s current and former directors and officers exculpation and indemnification which is at least as favorable as the exculpation and indemnification provided under BPW’s certificate of incorporation and bylaws. In addition, Talbots agreed to indemnify each of BPW’s current and former directors and officers against all losses or costs in connection with any claim pertaining to (i) the fact that such person is or was a director or officer of BPW or (ii) the transactions contemplated by the BPW merger agreement.

On February 24, 2011, a putative Talbots shareholder filed a derivate action in Massachusetts Superior Court, captioned Greco v. Sullivan, et. al., Case No. 11-0728 BLS, against certain of Talbots’ officers and directors. Information regarding this derivative suit can be found in our Annual Report on Form 10-K for fiscal 2010 under “Item 3. Legal Proceedings.”

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

I.  Strategic Turnaround

Under the direction of Trudy Sullivan, our President and Chief Executive Officer who joined the Company in mid-2007, we have made significant progress in our business turnaround and transformation as we implemented a long-range strategy to reinvigorate the Talbots brand, streamline operations to focus on the core Talbots business, significantly increase our operating profitability, and strengthen our balance sheet.

Over the past three years, we have recruited a strong team of experienced senior leaders to execute our long-term strategy, including a new Chief Operating Officer/Chief Financial Officer, a Chief Creative Officer, a Chief Marketing Officer and a Chief Supply Chain Officer.

The year 2010 was particularly significant to Talbots because it was our executive team’s and Board of Directors’ first year as an independent public company, without a majority owner and with a reconstituted Board of Directors.

We ended 2010 with operating income of $31.4 million, compared with an operating loss of $(8.7) million for 2009. As a result of our strategic initiatives, our 2010 net income of $10.8 million reflects a substantial improvement from our net loss of $(29.4) million for 2009. We ended 2010 with stockholders’ equity of $183.6 million compared with a stockholders’ deficit of $(185.6) million at year end 2009. Our outstanding debt of $25.5 million at the end of 2010 reflects a major change and improvement in our liquidity, compared with year end debt of $486.5 million for 2009.

In 2010, our executive team took significant steps toward completing the critical actions necessary to position the Company to execute the next phase of its turnaround strategy, with the goal of generating long-term sustainable growth and profitability.

Our executive team also successfully implemented a complex financial solution that substantially deleveraged the Company’s capital structure and provided Talbots with the resources we believe will be necessary to execute our strategic growth plan. Additionally, after achieving operating profitability in the second half of 2009, we substantially improved our year- over-year operating performance in 2010. All of these actions were accomplished while the executive team continued to effectively manage the business through an extremely difficult economic and retail environment.

•	Comprehensive Financing Solution Achieved in 2010

In April 2010, our executive team was instrumental in the Company completing a critical merger transaction with BPW Acquisition Corp. (“BPW”), a special purpose acquisition corporation (the “BPW merger transaction”). Our executive team led a series of financing transactions that enabled Talbots to substantially reduce its level of indebtedness and significantly delever its balance sheet.

¡	Talbots received approximately $333.0 million net cash in the BPW merger transaction.

¡	Talbots obtained a new senior secured revolving credit facility with borrowing capacity up to $200.0 million.

¡	Talbots repurchased the 29.9 million Talbots shares owned by AEON (U.S.A.), the Company’s then majority shareholder, in exchange for warrants for one million Talbots’ shares at an exercise price of $13.21.

¡	Talbots reduced its total outstanding debt by approximately $461.0 million and increased stockholders’ equity by approximately $369.2 million, from the end of fiscal year 2009.

	Fiscal Year End 2009	Fiscal Year End 2010
	(pre- BPW Merger	(post- BPW Merger
	Transaction)	Transaction)
	($ millions)

Debt	$486.5	$25.5
Stockholders’ (Deficit) Equity	$(185.6)	$183.6

•	Substantial Improvement in Operating Performance Achieved in 2010

¡	As shown below, Talbots has achieved substantial improvement in adjusted operating income and gross margins since our new executive team was put in place:

	2008	2009	2010

Adjusted Operating Income (Loss)[1] ($ millions)	$(77.8)	$11.2	$58.9
Gross Margins(%)	29.8	33.5	37.7

•	Adoption of Long-Term Strategic Growth Plan

¡	With this added liquidity, our executive team has developed a strategic growth plan that was approved by our Board of Directors in 2010 and which the Company began executing in the third quarter of 2010. The growth plan includes our store re-image program, store segmentation strategy, enhanced marketing programs, and an expected closing of approximately 90-100 stores over a two-year period to improve overall store productivity. All these initiatives are designed to transform our Company and deliver sustainable, profitable growth over the long-term.

II.  Key Executive Compensation Decisions — Pay-for-Performance

Throughout our turnaround, beginning in late 2007 and throughout fiscal 2010, our executive management and our Board of Directors have worked closely together to keep our compensation costs in close rein while the Company progressed through its turnaround.

Our CEO, Trudy Sullivan, was recruited by the Board of Directors in mid-2007 to lead a complete turnaround and re-engineering of our Company.

Over the three-year period immediately following Trudy Sullivan coming on board, executive management has recommended to our Compensation Committee, as part of our turnaround progression, and the Committee has approved:

•	No general salary increases from 2007 through mid-2010, at which point a conservative merit salary increase was first approved;

•	No base salary increases for our CEO since 2007, consistent with her recommendation. Further, consistent with our turnaround progression, our CEO has waived a proposed salary increase for fiscal 2011 which was approved by our Compensation Committee in fiscal 2011 and was to have gone into effect during the current year;

•	Aggressive financial targets under our annual incentive program; and

•	Significantly reduced long-term incentive program equity awards to our management, reflecting our continued turnaround as well as limiting our equity use.

1 Adjusted operating income (loss) excludes the impact of merger-related costs, restructuring charges, impairment of store assets, the cumulative effect of change in estimate/gift card breakage, and the impact of the store re-image initiative. See Appendix A to this Proxy Statement for a reconciliation of GAAP to Non-GAAP financial measures.

These compensation decisions were consistently designed to reflect pay-for-performance and the need to continue to limit compensation cost during our turnaround. The Committee believes that our CEO’s compensation package provides a significant incentive for, and is well aligned with, shareholder value creation.

We also believe our executive compensation program has been effective in driving substantial improvement in our Company during our turnaround. The Company is stronger, leaner and a more profitable company. Our balance sheet position is healthy and our debt level is significantly reduced. Our enhanced financial foundation allows us the opportunity to invest in strategic measures to refresh our brand and drive improved results across our business.

¡	Annual Incentive Program

Our annual incentive program (our “MIP”) is a cash incentive program for executives that provides for awards when financial performance measures, set at aggressive but achievable levels, have been met. Demonstrating our Compensation Committee’s “pay-for-performance” approach under this program:

•	The 2010 performance goals consisted of adjusted operating income and adjusted return on invested capital, which the Compensation Committee considered our most important financial metrics for 2010. Our actual 2010 operating results exceeded threshold performance resulting in incentive awards paid to executives in accordance with the plan.

•	The Compensation Committee approved a “one-time” special financing/retention award in early 2010. This incentive award was subject to the successful completion of our comprehensive liquidity transaction. This transaction, when completed, resulted in net cash of approximately $333.0 million to the Company, reduced our debt level by approximately $461.0 million and increased stockholders’ equity by approximately $369.2 million, from the end of fiscal year 2009. This one-time incentive award was granted one-third in cash and two-thirds in restricted stock units, or “RSUs”.

¡	Long-Term Incentive Program

Our long-term incentive program (our “LTIP”) has been exclusively equity-based, tying it directly to shareholder value and promoting retention and management stability. Although historically the Company had structured the long-term incentive program to position target total direct compensation between market median and the 75th percentile, awards for 2010 and prior years were adjusted downward by the Compensation Committee based on the status of our strategic turnaround, our financial results achieved and consideration for annual equity use.

•	For 2010, the Committee approved equity awards at a value below the 25th percentile of market consensus for our CEO and, on average, at value below median for the other NEOs.

Role of the Compensation Committee and Management

Our Compensation Committee, consisting solely of independent members of the Board of Directors, is responsible for establishing and administering the compensation program for our executive officers. The Committee is also responsible for ensuring that the total compensation paid to our executive officers is both competitive and performance-driven. Since 2002, the Compensation Committee has engaged Pearl Meyer & Partners to review our executive compensation program and to recommend any changes. Pearl Meyer & Partners is retained exclusively by the Compensation Committee.

The Committee obtains from its compensation consultant specific data and information concerning executive compensation practices, including:

•	market positioning data, compensation levels, structure and practices from a peer group and retail industry executive compensation surveys;

•	recommendations on compensation programs, competitive pay, pay mix, annual and long-term incentive opportunity information and alternatives, and changes in the competitive marketplace; and

•	recommendations concerning proposed long-term equity incentive award structure and levels.

The Committee also receives recommendations from our CEO and our Senior Vice President — Human Resources on proposed pay arrangements, proposed new executive hire compensation packages, pay mix, performance evaluations, changes in executive responsibilities, proposed annual compensation levels and proposed allocations of long-term equity award grant values and mix. The Committee also receives recommendations from our CEO and our CFO/COO on proposed performance measures and financial targets under our annual cash incentive program.

The Committee considers all of this information and makes its decisions and its own judgments based on what it considers to be appropriate and in the best interest of our shareholders.

2010 Market Positioning

Each year the Compensation Committee reviews and approves recommendations for pay changes for the CEO and each member of the Company’s senior leadership team, including the NEOs. The Committee’s independent compensation consultant, Pearl Meyer & Partners, develops competitive pay levels from both publicly-filed proxy data from the peer group and retail industry survey data. Each year, the Committee asks Pearl Meyer & Partners to update the competitive analysis for each of these positions. Pearl Meyer & Partners works with the Company’s Senior Vice President — Human Resources to ensure a proper understanding of the roles and responsibilities of each position reviewed.

Early in 2010 Pearl Meyer & Partners reviewed with the Committee compensation data relative to our CEO and ten other senior executives, including each of our NEOs.

With the Company in a strategic turnaround mode, competitive data prepared by its compensation consultant has provided only one market data point, among other factors considered by the Committee in making its compensation decisions.

In assembling this competitive data against which to review Talbots executive pay for Talbots CEO and the other senior executives included in the reviewed group, the Committee’s independent compensation consultant used:

•	compensation data from public filings of the peer group (comprised of 14 retail companies)[1]; and

•	retail industry survey data from three sources.

Using the above data points, the compensation consultant determined market consensus median as well as 25th percentile and 75th percentile pay levels, for each executive position. For Talbots CEO, COO/CFO and EVP/Chief Supply Chain Officer, the blend of market data was approximately one-half public filing information of the peer group and approximately one-half survey data; for Talbots Chief Creative Officer, the data used was based on public filing information of the peer group; and for all other Talbots executives in the reviewed group, market consensus was based on the industry survey data.

1 The retail companies in this group were:

                    Abercrombie & Fitch Co.                              Coldwater Creek                             Nordstrom, Inc.
                    American Eagle Outfitters                             The Gap                                          Polo Ralph Lauren
                    AnnTaylor Stores                                           J. Crew                                           Tiffany & Co.
                    Chico’s FAS                                                   Liz Claiborne                                 Williams-Sonoma
                    Coach                                                             Macy’s

     This peer group is made up of organizations with which the Company shares a common customer base and executive talent pool and with which the Company is likely to compete for executives, which the Committee developed with its consultant Pearl Meyer & Partners in 2008. Taking into account the Company’s exit from its Kids’, Men’s and J. Jill business in 2008 and 2009, respectively, the 2008/2009 peer group median sales of $3.3 billion were significantly larger than Talbots’ 2009 sales of $1.2 billion.

Over the three-year period immediately following our CEO Trudy Sullivan coming on board, executive management recommended, as part of our turnaround progression, and the Committee approved:

•	No general salary increases from 2007 through mid-2010, at which point a conservative merit salary increase was approved;

•	Aggressive financial targets under our annual incentive program (MIP); and

•	Significantly reduced LTIP equity awards to our management, reflecting our continued turnaround as well as limiting our equity use.

The “market positioning” of our executive compensation program going into 2010 reflects these compensation decisions recommended by executive management and approved by our Compensation Committee, representing both pay-for-performance and the need to continue to limit compensation cost and equity use during our strategic turnaround.

Base salaries.  Going into 2010, market consensus positioning of the base salaries of our top eleven executives as a group was on average at approximately the market median, with two NEOs at approximately the 75th percentile. The salary of our CEO, which has not been increased since our CEO first joined the Company in 2007, was just below market median. The Committee believed that this positioning was appropriate as it reflected, for our CEO and our new executives hired over the past three years, the level of competitive compensation required to attract and retain these executives, and with respect to our other executives, their longer tenure with us.

“Targeted” total annual compensation (salary and target potential annual incentive plan compensation opportunity) for our top eleven executives was on average just above the 75th percentile. However, “actual” total annual compensation including salary and the actual annual incentive payout for this executive group was on average at the market consensus median. Our CEO’s actual total annual compensation (including salary and actual annual incentive payout) was 13% below market median.

Total direct compensation (base salary, actual annual incentive payout, and the value of our 2009 long-term equity award). Taking into account the special one-time financing/retention incentive award, total direct compensation for our top eleven executives was on average 22% above the 25th percentile. Two NEOs were above market median and one NEO was above the 75th percentile. For our CEO total direct compensation, plus the one-time financing/retention award, was 13% below the 25th percentile of market consensus.

Description of Our Executive Compensation Program

Our executive compensation program consists of the following principal elements:

•	Base salary;

•	Annual cash incentive opportunity (or “MIP”); and

•	Long-term incentive opportunity.

In designing our overall program, the Compensation Committee applies the following principles:

Appropriate balance between short-term and long-term incentives.  Our incentive program is appropriately balanced between our annual MIP cash incentive program that directly links payment to the achievement of annual financial goals and our equity based long-term incentive program that allows the Committee to grant different types of equity awards, including stock options, restricted stock and other stock-based awards. Equity grants are intended to provide long-term compensation tied specifically to increases in the price of the Company’s stock, thereby aligning the financial interests of executives and stockholders.

Pay-for-Performance.  The Committee believes that a substantial portion of each senior executive’s compensation should come from incentive pay and be at risk. For fiscal 2010, 79% of our CEO’s total direct compensation, at target performance, was variable compensation tied to performance. For our other NEOs, on average 68% of total direct compensation, at target performance, was variable compensation tied to performance:

Remaining Competitive in the Marketplace, Retention and Supporting our Turnaround Strategy.  To ensure that we are competitive in both attracting and retaining our senior executives, the Committee reviews compensation and pay mix with our independent compensation consultant and against compensation survey data (see “2010 Marketing Positioning”). The target mix between annual and long-term incentives was approved by the Committee to support both the Company’s annual financial goals (which in 2010 were represented primarily by adjusted operating income and adjusted return on invested capital goals) and long-term strategic plans (using equity incentive awards rather than cash awards). This mix has been balanced by the Committee in this fashion to motivate both the achievement of the annual financial goals essential to our turnaround strategy and to support our long-term strategic plan to increase shareholder value.

2010 Base Salary

We pay our executive officers a base salary as part of a competitive compensation package. The Compensation Committee reviews the salaries of our executive officers annually, as well as at the time of new appointments or promotions.

In setting base salary levels, the Committee takes into account external market factors (what our peer group companies pay for similar positions), internal parity, the level of experience and skill of each executive, as well as individual performance. Thereafter, other than in connection with promotions or significant changes in responsibilities, increases in base salary are generally based solely on merit.

•	In 2010, the Compensation Committee approved modest merit salary increases in the second half of 2010 for executive officers and our employees generally (within a range of 0%-5% based on individual performance), and only after substantial improvements in operating results were achieved. The mid-year 2010 salary adjustments were the first general salary increase for our executives since 2007, other than for promotions or increases in responsibility. Consistent with her recommendation during our turnaround progression, our CEO’s salary was not increased in 2010.

2010 Annual Cash Incentive Program (“MIP”)

Our Management Incentive Program, the “MIP,” is an annual cash incentive opportunity for executives that awards for performance of Company and individual goals. Goals are established by the Compensation Committee at the beginning of the fiscal year for payment the following year. The Compensation Committee believes that achieving our annual business and financial objectives are important to executing our business strategy and delivering long-term value to shareholders.

How the Plan Works

In April 2010, the Compensation Committee established two financial performance measures for the 2010 MIP, (i) adjusted operating income from ongoing operations (which excludes impairment, restructuring, acquisition charges and other special items) and (ii) adjusted return on invested capital (which is measured by calculating adjusted operating income from ongoing operations as a percentage of our debt and equity), as the performance measures for our annual cash incentive opportunity program for 2010 for our senior executives and other covered management employees.

The performance measure for adjusted income from ongoing operations was weighted at 60% with a 20% weighting for adjusted return on invested capital (“ROIC”). This weighting was based on the Committee’s judgment that adjusted operating income from ongoing operations represents an important financial metric to measure the Company’s achievement during its strategic turnaround efforts, as well as reflecting the Board’s and management’s continuing emphasis on return to sustained profitability. Our financial performance measures, as well as the relative weighting of performance measures, will continue to be reviewed by the Committee each year and may change based on the input and recommendations of the Board and management as well as the Committee’s own judgment as to the most important performance measures in achieving the Company’s strategic and operational goals.

Target performance for each of these two 2010 financial measures was established at a level equal to our Board-approved operating plan for 2010. For each of these two financial measures, target performance required achievement for 2010 substantially above the results achieved for the prior completed year.

2010 MIP Performance Goals

	Goals ($ thousands)
Measures	Threshold	Target	Maximum	Weight

Adjusted Operating Income from Ongoing Operations[1]	$50,298	$62,872	$75,447	60%
Return on Invested Capital[2]	19.4%	24.2%	29.1%	20%
Individual/Business Unit	— specific to individual —			20%

[1]	Excludes impairment, restructuring, acquisition charges and other special items

[2]	ROIC = adjusted operating income from ongoing operations ÷ (average debt + average equity)

Each performance measure category is computed independently of the other performance measures, and achievement against any one performance measure does not affect payout against any other performance measure. Actual achievement below “threshold” for any performance measure results in no award for that performance measure. Actual achievement above “threshold” and below “target”, or above “target” and below “maximum”, for any MIP performance measure would result in an incremental award for that performance measure.

Notwithstanding, if actual achievement was below “threshold” for adjusted operating income from ongoing operations, no annual cash incentive award would be payable for any of the MIP performance measures (i.e., if adjusted operating income from ongoing operations had not met threshold, no award would have been made under the 2010 annual cash incentive program).

2010 Participant Target Rates

The individual target award percentages under the MIP were established generally at market median against market consensus data considered by the Committee’s compensation consultant as follows:

Executive	Target Award Percentage

Ms. Sullivan	120% of base salary
Mr. Scarpa	100% of base salary
Mr. Smaldone	90% of base salary
Mr. O’Connell	75% of base salary
Mr. Poole	75% of base salary

For each financial performance measure, a participant earns 50% of his or her target award if actual achievement equals “threshold”; 100% of his or her target award if achievement is equal to or above “target” performance; and 200% of his or her target award if achievement is equal to or above “maximum” performance. The Committee believed that this potential maximum award, if achieved against the maximum performance goals set by the Committee, would provide significant upside opportunity to participants for achieving outstanding performance and at the same time would generate material incremental value to our shareholders. Our CEO’s target award potential was increased for fiscal year 2011 from 120% to 150%.

2010 Total Payout under the Plan

In February 2011, the Committee determined the Company’s performance achieved against financial measures (approximately 78% of financial target performance). The specific amounts earned by our NEOs under the MIP for 2010 are included in the Summary Compensation Table for Fiscal Year 2010 in the “Non-Equity Incentive Plan Compensation” column.

Individual Performance

Under the 2010 MIP, the Committee considers individual performance, accounting for 20% of the weighting. Due to tax reasons, under the MIP executive officers are initially provided a maximum rating for individual performance. The Committee then considers the individual’s performance in his or her areas of responsibility and, based on the Committee’s own judgment and the recommendations of the CEO (other than as to the CEO’s own performance), the Committee will then generally adjust downward any MIP computed award for that executive officer.

The Compensation Committee considers the CEO’s evaluations on the performance of each of our executive officers and may approve or, in its judgment, may adjust the CEO’s compensation recommendations. The Committee’s review is not formulaic and is based on the Committee’s judgment of the operational and financial performance in each NEO’s specific area of responsibility, as reported on to the full Board by the CEO and other NEOs from time-to-time, and recommendations of the CEO, other than with respect to the CEO’s own performance.

The 2010 MIP payout for each NEO followed the funding percentage (78%) calculated from the actual results achieved by the Company against the two financial performance metrics used for the 2010 plan (adjusted operating income from ongoing operations and adjusted return of investment capital), with minor variation (between 1.7% and 4.1%) above or below the financial metric calculated amount based on the CEO’s recommendation of the performance of those business areas of the Company within the scope of responsibility of the particular NEO. No adjustment was made from the financial performance funding calculation (78%) for the CEO.

2010 Long-Term Incentive Program (“LTIP”)

The Compensation Committee has historically used equity awards for its long-term incentive program. The Committee believes that:

•	equity awards align management with shareholder interests; and

•	the potential for value appreciation over time, combined with vesting over a period of years, promotes retention and management stability.

How Awards are Determined

Our long-term equity incentive awards have historically been made annually at the discretion of the Committee. The Compensation Committee determines, with the assistance of its outside consultant, the form of and the amount of the equity award to be granted to executive officers, including the CEO. The CEO adds her input and recommendations regarding grants to executives (other than herself) and other eligible employees. The Committee reviews such recommendations and determines all final equity awards to all eligible employees.

In February 2010, the Committee provided equity grants to management under its 2010 long-term incentive plan. In determining what equity awards to make in a given year, the Committee weighs competitive positioning,

Company and stock price performance, annual equity grant rates (i.e., run rates and dilution), and availability of shares under our shareholder approved plan. The results of these considerations in 2010 were grants that resulted in a lower quartile calculated compensation value for our CEO, and at or below median market for other senior executives.

The grants were made in the form of restricted stock, which will vest over three years in equal annual increments. The Committee believes that an equity-based LTIP award creates the necessary alignment between our senior executives and shareholders, makes it more likely to produce long-term value and share price appreciation, and provides our senior executives with the same long-term investment risk as our shareholders based on our performance. Restricted stock awards were selected by the Committee in 2010 as the long-term incentive award vehicle that would best drive these considerations. Restricted stock, rather than stock options, provides readily valued securities at the time of grant, which align the equity interests of our executives with our shareholders in gaining share value appreciation, along with the same long-term investment risk.

Pension Freeze/Retirement Benefits

In 2009, as part of our cost containment efforts and to align our programs with evolving market practices, our Board made the decision to freeze our defined benefit pension plans. As a result, all future benefit accruals under our defined benefit pension programs ceased for all participants and existing accrued pension benefits under those plans were frozen.

All of our executive officers are eligible to participate in our tax-qualified 401(k) plan (our RSVP). All of our executive officers are also eligible to participate in our Supplemental Savings Plan and our Deferred Compensation Plan, which are non-qualified deferred compensation contribution plans. As part of our cost reduction program, we suspended matching contributions under these plans for 2009. In 2010, the Compensation Committee decided to re-implement matching contributions to our RSVP, but only at 50% of the prior contribution level.

Executive Severance Arrangements

Under her 2007 employment agreement, our CEO is entitled to two times base salary plus two times annual target bonus in the event her employment is terminated without cause or for good reason either prior to or following a change-in-control. This severance protection was negotiated with our CEO and was consistent with the finding of the Committee’s independent compensation consultant that this severance benefit was reasonable for a CEO in light of general industry practices.

Our CEO has a right to a potential tax gross-up on any change-in-control, which was included in her original 2007 employment agreement. The Committee intends to revisit this provision when the existing agreement is first up for renewal or extension later this year, and the Committee does not intend to provide any such change-in-control tax gross-up in any other future executive agreements. No other Talbots executive has any change-in-control tax gross-up provision.

In 2007, the Committee also approved a severance program for senior executives at the level of senior vice president and above. Under this program, covered executives became entitled to severance protection of 1.5 times base salary (EVP level) or 1.0 times base salary (SVP level), plus health and welfare benefits for the severance period at the executive’s same participation rate. The Committee, working with our CEO and our head of Human Resources, believed that severance protection for this executive group was important in order to allow the management team to remain focused on their responsibilities in a time of turnaround. The level of severance protection was determined based on the recommendation of our CEO following a review of severance practices in the retail industry and general market data considered by Towers Watson & Co., which provides compensation consulting services for our management.

Each of our NEOs (other than our CEO who is covered under her employment agreement) also has a change-in-control agreement which provides twelve months’ severance (salary plus target bonus) and benefits continuation in the event employment is terminated without cause and, in the case of Mr. Scarpa, in the event of a termination for good reason, within twelve months following a change-in-control. If severance is provided under this agreement, no severance protection would apply under our general severance program.

Personal Benefits

Our executive compensation program provides perquisites that the Committee believes are competitive and reasonable.

Our CEO is entitled to an annual allowance under her 2007 employment agreement, including commuting expenses between her residence in New York and our Massachusetts headquarters as well as a housing allowance so long as she maintains both a New York and Boston residence, provided the total annual amount of such allowance in any year does not exceed $250,000 to which she is entitled under her agreement (of which $144,958 was used in 2010). The Committee considered this benefit package reasonable for a CEO in this industry based on discussions with its compensation consultant and the need for the CEO to spend substantial periods of time between New York and our headquarters.

Our other executive officers are entitled to receive financial counseling ranging from $2,500 to $3,500 annually. We also provide an auto allowance benefit to our other executive officers, spread over two years, of between $39,700 and $44,000. In connection with the negotiation of his 2008 employment agreement and based on his spending considerable time between our New York and Hingham, Massachusetts locations, our CFO/COO is entitled to a housing and commuting allowance of $10,000 per month for him and his spouse unless and until he relocates to the Hingham area.

Other 2010 Compensation Matters

Following entry into the merger agreement with BPW in December 2009, Talbots management and BPW began discussions concerning possible 2009 annual incentive and retention arrangements for management. Based on these discussions and with the agreement of BPW, Talbots management proposed, and on February 25, 2010 the Compensation Committee approved, a 2009 annual incentive and one-time retention program for certain employees, including executive officers.

A portion of these 2009 annual incentive awards was based on the consummation and completion of the BPW merger transaction (the “financing/retention incentive award”), which was consummated in the first quarter of fiscal 2010. Such one-time award is reported in the Summary Compensation Table for Fiscal Year 2010 under columns (E) and (G).

One-third of the financing/retention award payable to each individual was payable in cash and two-thirds of the award was awarded in the form of special restricted stock units. Under such arrangement Talbots (1) paid the cash portion upon the closing of the BPW merger transaction, and (2) granted the special restricted stock unit awards, which we refer to as the special RSUs, to these employees as of the closing of the merger. The special RSUs vested on April 7, 2011, the first anniversary of the closing of the merger, subject to the employee’s continued employment through that date. The number of shares subject to each of the special RSU awards was calculated based on and was equal to the same Talbots share price used in 2010 for the BPW merger exchange ratio.

In determining to provide an incentive award based on consummation of this merger, the Committee considered that:

•	The consummation of the BPW merger transaction addressed the critical short-term and longer-term liquidity needs of the Company.

•	Executive management had been charged by the Talbots Board of Directors at the beginning of 2009 with achieving a comprehensive solution to the Company’s significant short-term and long-term financing and liquidity needs, which they accomplished.

•	Executive management was key in achieving the negotiation, execution and consummation of this important transaction.

•	The BPW merger transaction substantially deleveraged the financial structure of the Company, which added significant value to all shareholders and positioned the Company for achieving its long-term financial and strategic goals.

•	The significant equity component of the award continued to align our senior management’s interests with our shareholders’ interests, to improve share price appreciation over the long-term.

•	The particular incentive amount allocated to each executive was determined based on a review of the level of responsibilities of the executive team in achieving this transaction, with our CEO, our CFO/COO and our Executive Vice President/chief legal officer having had significant responsibility for this important and strategic financing transaction.

Other Considerations

Executive Stock Ownership Guidelines

In order to align executives’ interests with the interests of our shareholders, the Compensation Committee has adopted executive stock ownership guidelines, which apply to our NEOs as well as other senior executives in the Company. Executives are required to accumulate and hold a targeted number of shares of Talbots common stock having a value established through a multiple of base salary. The multiples of base salary for our senior executives, including NEOs, are as follows:

•	Five times salary for the CEO;

•	Three times salary for the COO/CFO and CCO; and

•	Two times salary for Executive Vice Presidents.

The Committee’s objective is to have executives reach their ownership guideline not later than five years after implementation of the program. Executives who join the Company or are promoted to these senior officer-level grades after the implementation of the guidelines will have up to five years from the date of joining the Company or the date of promotion to attain the requisite number of shares specified in the guidelines. Compliance with the ownership guidelines will be reviewed annually by the Committee.

Adjustment or Recovery of Awards — Clawback Provisions

Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. At this time, the SEC has not finalized rules related to clawback policies. Once the final rules are in place, the Company intends to adopt a clawback policy that fully complies with SEC regulations.

Further, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those twelve months.

Hedging Transactions

During fiscal 2010, none of our executive officers engaged in financial transactions designed to hedge or offset any decrease in the market value of equity securities granted as compensation or held by the officer. Moreover, the Dodd-Frank Act requires the SEC to adopt rules to mandate proxy disclosure regarding whether any employees or directors of the Company are permitted to purchase financial instruments designed to hedge or offset any decrease in the market value of equity securities granted as compensation or held by the employee or director. Once the final rules are in place, the Company intends to adopt a hedging policy that fully complies with SEC regulations.

Timing of Equity Grants

The Compensation Committee historically grants equity awards once each year, generally coinciding with a regularly scheduled Committee meeting. Other equity grants are made by the Committee during the course of the year at the time of promotions or new appointments or other special circumstances.

Tax and Accounting Considerations

The Compensation Committee considers the deductibility of executive compensation under Internal Revenue Code Section 162(m), which provides that we may not deduct compensation of more than $1 million that may be paid to certain executives unless such compensation qualifies as performance-based within the meaning of Section 162(m). The Committee’s general policy is to structure executive compensation (including target awards under our annual cash incentive program and stock option grants) to be tax deductible. The Committee also believes that under some circumstances, such as to attract or retain executives or to recognize outstanding performance, it may be important to compensate one or more key executives above tax deductible limits. The financial/retention award based on completion of the BPW merger transaction was designed to reward outstanding management achievement in addressing the Company’s financial and liquidity needs.

Beginning in fiscal 2006, we began accounting for stock-based compensation in accordance with new accounting rules for equity-based awards. The Committee did not change its approach to granting equity awards as a result of the new stock option expense rules and did not alter vesting or other provisions in order to seek to realize more favorable treatment under these non-cash accounting rules at the expense of what it considers to be an appropriate long-term equity compensation program.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either of such Acts.

The Compensation Committee has reviewed and discussed with our management the above Compensation Discussion and Analysis and, based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
of the Board of Directors

Gary M. Pfeiffer (Chairperson)
John W. Gleeson
Andrew H. Madsen

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2010

The following table provides information concerning the compensation of the Chief Executive Officer, the Chief Operating Officer/Chief Financial Officer, and our three other most highly compensated executive officers (the NEOs).

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
							Change in
							Pension Value
						Non-Equity	and Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)

Trudy F. Sullivan	2010	1,000,000	—	3,618,770	—	1,436,000	30,478	183,512	6,268,760
President and Chief Executive	2009	1,000,000	240,000	—	290,005	—	47,144	1,376,529	2,953,678
Officer	2008	1,000,000	—	734,820	197,099	—	235, 362	314,614	2,481,895
Michael Scarpa	2010	798,077	—	2,338,094	—	1,041,700	—	146,568	4,324,439
Chief Operating Officer, Chief	2009	775,000	387,500	—	203,438	—	—	151,358	1,517,296
Financial Officer, and Treasurer	2008	110,288	—	250,000	13,500	—	—	184,220	558,008
Michael Smaldone	2010	736,538	—	1,280,662	—	583,300	8,044	24,722	2,633,266
Chief Creative Officer	2009	725,000	130,000	—	203,438	—	14,166	21,691	1,094,295
	2008	725,000	362,500	—	—	—	41,055	274,164	1,402,719
Richard T. O’Connell, Jr.	2010	511,538	—	1,328,554	—	633,300	295,357	68,831	2,837,580
Executive Vice President, Real	2009	474,771	75,000	118,000	115,940	—	269,585	60,111	1,113,407
Estate, Legal, Store Planning and Design and Construction, and Secretary	2008	406,292	—	495,507	78,736	—	93,197	85,604	1,159,336
Gregory Poole	2010	586,538	—	738,662	—	433,300	—	26,337	1,784,837
Executive Vice President, Chief
Supply Chain Officer

The information in the following footnotes explains the amounts reflected in the Summary Compensation Table for fiscal 2010. Unless otherwise specifically noted in the footnotes below, information regarding the amounts reflected for fiscal 2009 and fiscal 2008 can be found in our proxy statement relating to last year’s Annual Meeting of Shareholders, filed with the SEC on April 26, 2010, and our proxy statement relating to our 2009 Annual Meeting of Shareholders, filed with the SEC on April 24, 2009.

Salary (Column (C))

The NEOs may defer a portion of their salary (column (C)) and any annual cash incentive award (column (G)) or bonus award (column (D)) that they might earn into our RSVP (401(k) savings plan), Supplemental Savings Plan and Deferred Compensation Plan.

Stock Awards (Column (E))

Amounts shown for fiscal 2010 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards and restricted stock unit (“RSU”) awards granted during fiscal 2010.

Amounts in this Column (E) reflect equity grants awarded under the Company’s long-term incentive program. The grants were made in the form of restricted stock, which vest in one-third increments over three consecutive years beginning on the first anniversary of the award date, February 26, 2010, subject to continued employment through that date.

Amounts shown in Column (E) also reflect the special RSUs awarded in connection with the BPW merger transaction. On February 25, 2010, the Compensation Committee approved a one-time special financing/retention award related to the BPW merger transaction, payment of which was contingent upon the consummation and completion of the merger, as further discussed in the Compensation Discussion and Analysis under “Other 2010 Compensation Matters.” Two-thirds of the award was paid in the form of special RSUs, which were granted on April 7, 2010 subject to a one-year vesting schedule. These RSUs vested on April 7, 2011, the first anniversary of the closing of the merger, subject to the individual’s continued employment through that date and possible earlier vesting based on the occurrence of certain termination events. The remaining one-third of the special financing/retention award was paid to each individual in cash (see Column (G) and the related footnote).

Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock and RSU awards, fair value was calculated using the closing price of our common stock on the grant date. Additional information concerning our accounting for restricted stock and RSU awards is included in Note 5 to our 2010 Form 10-K. Dividends are taken into account in arriving at the fair value of restricted stock and RSU awards and, therefore, any dividends paid with respect to these awards would not be separately disclosed under column (I) as “All Other Compensation.” No dividends were paid during fiscal 2010. Since these amounts reflect our accounting expense, they do not correspond to the actual value that will be recognized by the named executive officers.

Option Awards (Column (F))

There were no option awards granted to NEOs in fiscal 2010.

Non-Equity Incentive Plan Compensation (Column (G))

Amounts in this column are awards earned under the annual incentive program (“MIP”) for fiscal 2010 and the cash portion of the one-time special financing/retention award related to the BPW merger transaction.

Amounts in this column earned under the MIP were based on financial performance measures approved by the Compensation Committee in early 2010. Our NEOs earned the following amounts under the 2010 MIP: Ms. Sullivan, $936,000; Mr. Scarpa, $625,000; Mr. Smaldone, $500,000; Mr. O’Connell, $300,000; and Mr. Poole, $350,000. The grant of annual incentives under the MIP is described in greater detail under “2010 Annual Cash Incentive Program (“MIP”)” in the Compensation Discussion and Analysis.

Amounts in this column also reflect the one-third portion of the special one-time financing/retention awards related to the BPW merger transaction that were paid on the April 7, 2010 closing of the merger. Our NEOs earned the following cash amounts pursuant to these awards: Ms. Sullivan, $500,000; Mr. Scarpa, $416,700; Mr. Smaldone, $83,300; Mr. O’Connell, $333,300; and Mr. Poole, $83,300.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (H))

Amounts in this column for fiscal 2010 reflect the increase in the actuarial value of defined pension benefit plans (including supplemental plans) for each NEO during fiscal 2010. Actuarial value computations are based on assumptions discussed in Note 15 to our 2010 Form 10-K. In February 2009, as part of our cost-saving initiatives, our Board made the decision to freeze the tax-qualified Retirement Plan and our non-qualified Supplemental Executive Retirement Plan with respect to all participants. Effective May 1, 2009, benefit accruals under the Retirement Plan and the Supplemental Executive Retirement Plan ceased for all participants, and the accrued benefits under these plans were frozen as of that date. Mr. Scarpa and Mr. Poole are not eligible to participate in either our tax qualified Retirement Plan or our non-qualified Supplemental Plan. For more information regarding our qualified and non-qualified pension plans and the impact of the freeze on participants’ benefit accruals, see “Pension Benefits for Fiscal 2010” below.

No above-market rates (as defined in SEC rules) were earned under our non-qualified defined contribution or deferred compensation plans in fiscal 2010.

All Other Compensation (Column (I))

The amounts reported in this column represent the aggregate dollar amount for fiscal 2010 for each NEO for perquisites and other personal benefits, tax reimbursements, our contributions to our tax qualified RSVP 401(k) savings plan and life insurance.

The following table shows the specific amounts included in the All Other Compensation column for fiscal 2010.

ALL OTHER COMPENSATION

			Our
			Contributions to
	Perquisites and		Defined
	Other Personal	Tax	Contribution	Life
	Benefits	Reimbursements	Savings Plans	Insurance
Name	($)	($)	($)	($)

Ms. Sullivan	144,958	15,874	—	22,680
Mr. Scarpa	146,400	—	—	168
Mr. Smaldone	20,850	—	3,704	168
Mr. O’Connell	64,880	—	3,783	168
Mr. Poole	23,400	—	2,769	168

The aggregate value of perquisites and other personal benefits for Ms. Sullivan in 2010 was $144,958. This amount comprised: auto allowance ($24,850), commuting and private carriages ($18,181), housing allowance ($98,537), residential security ($840), a Company contribution to Ms. Sullivan’s health savings account ($300), and the par value issuance cost of restricted stock ($2,250). Ms. Sullivan received tax reimbursement on her life insurance policy ($15,272) and residential security ($602).

The aggregate value of perquisites and other personal benefits for Mr. Scarpa in fiscal 2010 was $146,400. This amount comprised: auto allowance ($21,000), housing allowance ($120,000), financial counseling ($4,150) and the par value issuance cost of restricted stock ($1,250).

The aggregate value of perquisites and other personal benefits for Mr. Smaldone in fiscal 2010 was $20,850. This amount comprised: auto allowance ($19,850) and the par value issuance cost of restricted stock ($1,000).

The aggregate value of perquisites and other personal benefits for Mr. O’Connell in fiscal 2010 was $64,880. This amount comprised: auto allowance ($15,269), financial counseling ($1,075), the par value issuance cost of restricted stock ($500), and the value of supplemental medical/dental plan benefits ($48,036).

The aggregate value of perquisites and other personal benefits for Mr. Poole in fiscal 2010 was $23,400. This amount comprised: auto allowance ($19,850), moving and storage ($2,310), financial counseling ($440), a Company contribution to Mr. Poole’s health savings account ($300), and the par value issuance cost of restricted stock ($500).

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2010

The following table provides information concerning the equity awards granted to each of our NEOs under our long-term incentive program, the special financing/retention awards granted in connection with the BPW merger transaction, and potential annual performance awards under our MIP in fiscal 2010.

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)
						Estimated	All Other	All Other
						Future	Stock	Option
			Estimated Future Payouts			Payouts	Awards:	Awards:		Grant Date
			Under Non-Equity			Under Equity	Number of	Number of	Exercise or	Fair Value
		Date of	Incentive Plan			Incentive	Shares of	Securities	Base Price	of Stock and
		Compensation	Awards			Plan Awards	Stock or	Underlying	of Option	Option
	Grant	Committee	Threshold	Target	Maximum	Target	Units	Options	Awards	Awards
Name	Date	Approval	($)	($)	($)	(#)	(#)	(#)	($/SH)	($)

Trudy F. Sullivan	2/26/2010	2/25/2010					225,000			2,439,000
	4/7/2010	2/25/2010		500,000		87,585				1,179,770
			600,000	1,200,000	2,400,000
Michael Scarpa	2/26/2010	2/25/2010					125,000			1,355,000
	4/7/2010	2/25/2010		416,700		72,984				983,094
			387,500	775,000	1,550,000
Michael Smaldone	2/26/2010	2/25/2010					100,000			1,084,000
	4/7/2010	2/25/2010		83,300		14,600				196,662
			326,500	652,500	1,305,000
Richard T. O’Connell, Jr.	2/26/2010	2/25/2010					50,000			542,000
	4/7/2010	2/25/2010		333,300		58,393				786,554
			187,500	375,000	750,000
Gregory Poole	2/26/2010	2/25/2010					50,000			542,000
	4/7/2010	2/25/2010		83,300		14,600				196,662
			215,625	431,250	862,500

Grant Date and Date of Compensation Committee Approval (Columns (B) and (C))

On February 25, 2010, at its regularly scheduled first quarter meeting, the Compensation Committee approved the Company’s 2010 equity awards and established a February 26, 2010 grant date. At this meeting, the Compensation Committee also approved the BPW special financing/retention awards, which were granted as of April 7, 2010.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns (D) through (F))

The amounts in Columns (D) through (F) for the 2010 MIP awards represent the potential threshold, target and maximum cash incentive awards under the MIP for each NEO based on fiscal 2010 performance. Actual payouts to the NEOs based on fiscal 2010 performance are reported under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. A discussion of the material terms of our MIP applicable to fiscal 2010, including a description of the performance goals, incentive participation rates, and the manner in which any amounts earned under the plan were to be determined is included above under “2010 Annual Cash Incentive Program (“MIP”)” in the Compensation Discussion and Analysis.

The amount in Column (E) for the BPW awards represents the one-third portion of the one-time special financing/retention award which was payable in cash. As described in more detail in the Compensation Discussion and Analysis under “Other 2010 Compensation Matters,” each NEO was entitled to an award equal to a fixed dollar amount (one-third payable in cash and two-thirds payable in the form of RSUs) contingent upon the closing of the BPW merger transaction. The BPW merger transaction closed on April 7, 2010, at which time the cash amounts reported in Column (E) were paid to our NEOs. The cash portion of these one-time awards paid to each NEO is also included in Column (G) of the Summary Compensation Table.

Estimated Future Payouts Under Equity Incentive Plan Awards Target (Column (G))

As part of the one-time special financing/retention award described above in the footnote to Columns (D) through (F), the NEOs were also granted RSUs that vested on April 7, 2011, the first anniversary of the closing of the BPW merger transaction, subject to the NEOs’ continued employment through this date and possible earlier vesting based on the occurrence of a change-in-control or certain termination events, as described below under “Potential Payments Upon Termination or Change-in-Control — Treatment of Equity Upon Termination of Employment.” These RSUs were granted under our 2003 Executive Stock Based Incentive Plan. Holders of RSUs are entitled to dividend equivalents but do not have voting rights.

All Other Stock Awards (Column (H))

All restricted stock grants shown in this column were granted in fiscal 2010 under our 2003 Executive Stock Based Incentive Plan as part of our long-term incentive program. These stock awards vest in one-third increments over three consecutive years beginning on the first anniversary of the grant date. Each executive that holds outstanding shares of restricted stock has the right to dividends and to vote with respect those shares. All unvested shares of restricted stock automatically vest upon a change-in-control. Additional details regarding the 2010 stock awards are included under “2010 Long-Term Incentive Program (“LTIP”)” in the Compensation Discussion and Analysis.

All Other Options Awards and Exercise or Base Price of Option Awards (Columns (I) and (J))

None of the NEOs received stock option grants during fiscal 2010.

Grant Date Fair Value of Stock and Option Awards (Column (K))

This column shows the full grant date fair value of the restricted stock and RSU awards under FASB ASC Topic 718 granted to each of the NEOs in fiscal 2010. Generally, the full grant date fair value is the amount that we will expense in our financial statements over the award’s vesting period.

For restricted stock and RSU awards, fair value was calculated using the closing price of our common stock on the grant date. The fair value shown for restricted stock and RSUs granted in fiscal 2010 is accounted for in accordance with FASB ASC Topic 718. For additional information on valuation and valuation assumptions, refer to Note 5 to our 2010 Form 10-K. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the NEOs.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table provides information concerning the current holdings of unexercised and unvested stock options, unvested shares of restricted stock, unvested shares of performance-accelerated restricted stock (PARS) and unvested RSUs for each of the NEOs as of the end of fiscal 2010. The market value of restricted stock, PARS and RSUs is based on the closing market price of our common stock on the NYSE as of January 28, 2011 (the last trading day of our 2010 fiscal year), which was $5.97 per share.

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
	Option Awards					Stock Awards
									Equity
								Equity	Incentive Plan
								Incentive Plan	Awards:
			Equity Incentive					Awards:	Market or
		Number of	Plan Awards:					Number of	Payout Value
	Number of	Securities	Number of					Unearned	of Unearned
	Securities	Underlying	Securities				Market Value	Shares, Units	Shares, Units
	Underlying	Unexercised	Underlying			Number of Shares	of Shares or	or Other	or Other
	Unexercised	and	Unexercised			or Units of Stock	Units of Stock	Rights That	Rights That
	Exercisable	Unexercisable	Unearned	Option	Option	That Have Not	That Have Not	Have Not	Have Not
	Options	Options	Options	Exercise Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Trudy F. Sullivan	325,000	—		22.70	8/7/2015
	50,733	25,367		9.93	3/14/2018	37,000 (G.4)	220,890
	62,366	124,734		2.36	4/30/2019
						225,000 (G.8)	1,343,250
						87,585 (G.9)	522,882
Michael Scarpa	50,000	25,000		2.00	12/4/2018	62,500 (G.6)	373,125
	43,750	87,500		2.36	4/30/2019
						125,000 (G.8)	746,250
						72,984 (G.9)	435,714
Michael Smaldone	15,000	—		12.85	12/17/2017	8,750(G.3)	52,238
	43,750	87,500		2.36	4/30/2019
						100,000 (G.8)	597,000
						14,600 (G.9)	87,162
Richard T. O’Connell, Jr.	46,000			46.94	3/6/2011
	46,000			35.80	3/7/2012
	35,000			25.00	3/13/2013
	35,000			33.92	3/11/2014
	35,000			31.62	3/11/2015
	35,000			25.56	3/3/2016	12,500 (G.1)	74,625
	60,000			24.91	3/9/2017	20,000 (G.2)	119,400
	20,266	10,134		9.93	3/14/2018	14,800 (G.4)	88,356
						10,150 (G.5)	60,596
	24,933	49,867		2.36	4/30/2019	37,500 (G.7)	223,875
						50,000 (G.8)	298,500
						58,393 (G.9)	348,606
Gregory Poole	10,000	5,000		12.31	6/23/2018	17,500 (G.10)	104,475
	—	49,867		2.36	4/30/2019
						50,000 (G.8)	298,500
						14,600 (G.9)	87,162

Option Awards (Columns (B), (C), (E) and (F))

As shown in the table below, unless otherwise noted, all stock option awards reflected in these columns for our current NEOs either vested or will vest in one-third annual increments over the first three years of the ten year option term (or eight year option term in the case of Ms. Sullivan’s August 2007 appointment grant of an option to purchase 325,000 shares).

Option Expiration Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date

3/6/2011	3/6/2002	3/6/2003	3/6/2004
3/7/2012	3/7/2003	3/7/2004	3/7/2005
3/13/2013	3/13/2004	3/13/2005	3/13/2006
3/11/2014	3/11/2005	3/11/2006	3/11/2007
3/11/2015	3/11/2006	3/11/2007	3/11/2008
8/7/2015	8/7/2008	8/7/2009	8/7/2010
3/3/2016	3/3/2007	3/3/2008	3/3/2009
3/9/2017	3/9/2008	3/9/2009	3/9/2010
12/17/2017	12/17/2008	12/17/2009	12/17/2010
3/14/2018	3/14/2009	3/14/2010	3/14/2011
6/23/2018	6/23/2009	6/23/2010	6/23/2011
12/4/2018	12/4/2009	12/4/2010	12/4/2011
4/30/2019	4/30/2010	4/30/2011	4/30/2012

Unvested options automatically vest on a change-in-control. Ms. Sullivan’s unvested options also automatically vest upon the occurrence of the events described under “Potential Payments Upon Termination or Change-in-Control — Employment Agreement for Trudy F. Sullivan” below.

Stock Awards (Columns (G) and (H))

As indicated in the footnotes below, all awards reflected in column (G) represent restricted stock, PARS or RSUs. PARS shown in column (G) were subject to possible earlier vesting based on achievement of the specified performance metric measured as of the end of the three-year period following the grant date, and if not earlier vested, PARS would vest five years from the grant date, subject to continued employment. The RSUs shown in Column (G) represent the equity-based portion of the one-time special financing/retention award which was granted upon the closing of the BPW merger transaction with a scheduled vesting date of April 7, 2011, the first anniversary of the grant date. The footnotes below indicate the specific vesting schedules for each grant of time-vested restricted stock, PARS and RSUs.

(G.1) PARS granted on March 3, 2006, which vested on March 3, 2011.

(G.2) PARS granted on March 9, 2007, which will vest on March 9, 2012, subject to continued employment. Based on our achievement against the performance goals, none of the PARS award was subject to earlier vesting.

(G.3) Restricted stock granted on December 17, 2007 to Mr. Smaldone pursuant to his employment agreement. The remaining 8,750 shares will vest on December 17, 2011.

(G.4) Restricted stock granted on March 14, 2008. These shares vested on March 14, 2011.

(G.5) Special retention shares of restricted stock granted on March 14, 2008. These shares vested on March 14, 2011.

(G.6) Restricted stock granted on December 4, 2008 to Mr. Scarpa pursuant to his employment agreement. The remaining 62,500 shares will vest on December 4, 2011.

(G.7) Restricted stock granted on April 30, 2009 to Mr. O’Connell. Of these shares, 12,500 will vest on April 30, 2011 and 25,000 will vest on April 30, 2012.

(G.8) Restricted stock granted on February 26, 2010, which vests over a three-year period. One-third of these shares vested on February 26, 2011; one-third will vest on February 26, 2012; and one-third will vest on February 26, 2013.

(G.9) Restricted stock units granted on April 7, 2010, which vested in full on April 7, 2011.

(G.10) Restricted stock granted on June 23, 2008 to Mr. Poole pursuant to his employment agreement. The remaining 17,500 shares will vest on June 23, 2011.

The unvested restricted stock, PARS and RSU awards included in the table above automatically vest on a change-in-control. For information regarding additional vesting provisions related to the RSUs and Ms. Sullivan’s unvested restricted stock awards upon the occurrence of certain termination events, see “Potential Payments Upon Termination or Change-in-Control” below.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

The following table provides information concerning stock option exercises and the vesting of restricted stock and PARS awards for each of the NEOs during fiscal 2010.

(A)	(B)	(C)	(D)	(E)
	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Trudy F. Sullivan	—	—	193,500	2,222,035
Michael Scarpa	—	—	31,250	365,000
Michael Smaldone	—	—	8,750	75,250
Richard T. O’Connell, Jr.	—	—	42,550	550,506
Gregory Poole	24,933	197,771	8,750	98,788

Value Realized on Vesting (Columns (C) and (E))

The amounts in column (E) reflect the number of shares vested multiplied by the market value per share on the vesting date. The amounts in column (C) reflect the number of stock options exercised multiplied by the difference between the market price per share at which the underlying shares were sold and the exercise price of the options. The value realized on exercise or vesting reflects the amounts received before payment of any applicable withholding tax or broker commissions.

PENSION BENEFITS FOR FISCAL 2010

The following table provides information for each of the NEOs with respect to our pension plans:

•	The Talbots, Inc. Pension Plan (“Retirement Plan”); and

•	The Talbots, Inc. Supplemental Executive Retirement Plan (“SERP”).

For purposes of quantifying the present values of accumulated benefits discussed below, the valuation method and material assumptions discussed in Note 15 to our 2010 Form 10-K were used.

(A)	(B)	(C)	(D)	(E)
			Present
			Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Trudy F. Sullivan	Retirement Plan	1	30,394	—
	SERP	1	280,164	—
Michael Scarpa	Retirement Plan	—	—	—
	SERP	—	—	—
Michael Smaldone	Retirement Plan	1	11,626	—
	SERP	1	51,640	—
Richard T. O’Connell, Jr.	Retirement Plan	22	565,211	—
	SERP	22	864,602	—
Gregory Poole	Retirement Plan	—	—	—
	SERP	—	—	—

Fiscal 2010 Defined Benefit Pension Plans

In 2009, our Board made the decision to freeze the tax-qualified Retirement Plan and our non-qualified Supplemental Executive Retirement Plan with respect to all participants. Effective May 1, 2009, benefit accruals under the Retirement Plan and the SERP ceased for all participants, and the accrued benefits under these plans were frozen as of that date; however, participants’ service after the effective date of the freeze continues to be taken into account under these plans for purposes of vesting and eligibility for early retirement benefits. The values reflected above in Column (C) of the “Pension Benefits for Fiscal 2010” Table represent the credited years of service each NEO has accrued for purposes of benefit accrual. For purposes of vesting and eligibility for early retirement benefits, each of the NEOs who is a participant in our defined benefit pension plans has accrued the following number of years of service: Ms. Sullivan, 3 years; Mr. Smaldone, 3 years; and Mr. O’Connell, 24 years.

Retirement Plan

Our NEOs who participated in the Retirement Plan during fiscal 2010 were Ms. Sullivan, Mr. Smaldone, and Mr. O’Connell. Mr. Scarpa and Mr. Poole were ineligible to participate as a result of a freeze on participation that was implemented with respect to any employees hired on and after January 1, 2008. The annual retirement benefit (payable as a single life annuity at the normal retirement age of 65) is determined under the following formula:

1.15% of average final compensation up to covered compensation plus
1.60% of average final compensation in excess of covered compensation times
Years of credited service (or fraction) up to 30 years
less
Any predecessor plan benefit.

Average final compensation is the average of a participant’s five highest years of compensation within the last ten years of service; however, due to the freeze, compensation paid after April 30, 2009 is not taken into account for purposes of determining average final compensation. Covered compensation is the average of the taxable wage base (as published by the IRS) in effect for each calendar year during the period (up to 35 years) ending with the year in which the participant attains Social Security retirement age.

Compensation means base salary and bonus paid by us during the plan year and also includes pre-tax contributions made by the executive under the RSVP (401(k) savings plan) and any other salary reductions made under our cafeteria plan. Severance pay and deferrals to the Deferred Compensation Plan are not included in compensation. As noted above, compensation paid after April 30, 2009 is not taken in account.

The annual compensation of each participant (including each of the eligible NEOs) that can be taken into account under the Retirement Plan is limited by IRS rules.

For purposes of determining optional forms of payment, except lump sum payments, the following actuarial assumptions are used: 1984 Unisex Pension Mortality Table with a two year set back in age and an interest rate of 7.5%.

For purposes of determining lump sum payments, the actuarial assumptions prescribed under Internal Revenue Code (“IRC”) Section 417(e) are used. A participant may receive a lump sum payment if the present value of his or her benefit is not more than $5,000.

A participant is generally credited with a year of service for each year in which he or she completed 1,000 hours of service. A participant vests in his or her benefit under the Retirement Plan upon completing five years of vesting service.

Due to the freeze of the Retirement Plan, participants are not credited with any service under the Retirement Plan following April 30, 2009 for purposes of benefit accrual. However, participants’ service after April 30, 2009 continues to be taken into account under the Retirement Plan for purposes of vesting and eligibility for early retirement benefits.

A participant who is vested in his or her benefit upon termination from employment is eligible to receive benefits beginning at normal retirement age (age 65) or a reduced benefit beginning at age 55. For a participant who continued to work for us after reaching age 65, the participant’s compensation and years of service after age 65 were taken into account in determining his or her benefit. However, as a result of the freeze of the Retirement Plan, compensation and service after April 30, 2009 are no longer taken into account.

If a participant retires between ages 55 and 65 with at least 10 years of vesting service, he or she is eligible for a subsidized early retirement benefit payable at any time before age 65. The amount of the normal retirement benefit will be reduced by 2% for each of the first 3 years, and by 4% for each of the next 7 years, that payment begins before age 65. However, if a participant begins receiving benefits before age 65 but is not eligible for a subsidized early retirement benefit, the normal retirement benefit will be reduced by 6% for each of the first 5 years, and by 4% for each of the next 5 years, that payments begin before age 65. Of the NEOs who participated in the Retirement Plan at the end of fiscal 2010, Mr. O’Connell has reached age 55 and completed at least 10 years of vesting service and is therefore eligible for the subsidized early retirement benefit if he terminates employment before age 65.

The normal form of benefit for an unmarried participant is a single life annuity. The normal form of benefit for a married participant is a 50% qualified joint and survivor annuity. This joint annuity is a reduced amount to take into account that payments will be made to the participant’s spouse after the participant dies. The optional forms of payment include a single life annuity, a contingent annuity (50%, 75%, or 100%) and a period certain annuity.

Supplemental Executive Retirement Plan

Various provisions of the IRC limit the amount of compensation used in determining the amount of benefits that can be paid under the Retirement Plan. In addition, any compensation deferred under our Deferred Compensation Plan may also not be taken into consideration for purposes of determining the amount of benefits to be paid under the Retirement Plan. We established the SERP to pay that part of the pension benefit that cannot be paid to our senior executives as a result of the IRC limitation on compensation and the exclusion of deferrals to the Deferred Compensation Plan.

Key management employees, including all Talbots vice presidents and above, whose benefits under the Retirement Plan either (a) are limited by tax rules or (b) would have been increased due to the inclusion of deferrals to the Deferred Compensation Plan in his or her average final compensation, are eligible to participate in the SERP. Ms. Sullivan, Mr. O’Connell and Mr. Smaldone are participants in the SERP. A freeze on participation in the SERP was implemented with respect to any employees hired on and after January 1, 2008. As a result, Mr. Scarpa and Mr. Poole do not participate in the SERP. As with the Retirement Plan, benefit accrual under the SERP was frozen with respect to all then-current participants effective May 1, 2009. As previously reported, in 2009, pursuant to her employment agreement, Ms. Sullivan became entitled to a substantially comparable replacement benefit as reasonably determined by the Compensation Committee as a result of this freeze with respect to future benefit accruals under the Plan.

Under the SERP, a participant is entitled to receive the difference between (i) the amount under the Retirement Plan that he or she would have received but for the application of the IRC limit on compensation or the exclusion of deferrals to the Deferred Compensation Plan, and (ii) the benefit that he or she is actually entitled to under the Retirement Plan (plus the benefit payable under a predecessor’s supplemental executive retirement plan).

Benefits under the SERP are determined using the same actuarial assumptions that are used to determine benefits under the Retirement Plan.

A participant is generally credited with a year of benefit service for each year in which he or she completed 1,000 hours of service. We do not have a policy or historical practice of granting additional years of credited service to executive officers, although in certain instances we may contractually agree to provide additional service upon a termination without cause or for good reason. A participant vests in his or her benefit under the SERP upon completing five years of vesting service, subject to earlier vesting as may be contractually provided under the SERP in the event of certain events such as a change-in-control, termination without cause or for good reason, or disability or death. Of the NEOs that are participants in the SERP, Mr. O’Connell is vested in his benefits; Ms. Sullivan and Mr. Smaldone are not yet vested in their benefits.

Until December 31, 2008, a participant’s benefit under the SERP was paid in the same form and at the same time benefits were paid under the Retirement Plan, subject to any restrictions on timing of payment under IRC 409A (which concerns the permissible timing of payment of deferred compensation). As of January 1, 2009, the timing and form of payment for the Retirement Plan and the SERP are required to be made pursuant to separate elections. Unless a participant elects an actuarially equivalent optional form of annuity prior to commencement of his or her SERP benefit, the participant’s SERP benefit will be paid in the form of a single life annuity on the later of the (i) first day of the seventh month following the participant’s termination from employment, or (ii) the first day of the month following the participant’s attainment of age 55 after termination from employment.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010

The following table provides information with respect to the following non-qualified defined contribution and compensation deferral plans for each of our NEOs:

•	The Talbots, Inc. Supplemental Savings Plan (“Supplemental Savings Plan” or “SSP”); and

•	The Talbots, Inc. Deferred Compensation Plan (“Deferred Compensation Plan” or “DCP”).

(A)		(B)	(C)	(D)	(E)	(F)
Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance
		Contributions in	Contributions in	Earnings in	Withdrawals/	at Last
	Plan	Last FY	Last FY	Last FY	Distributions	FYE
Name	Name	($)	($)	($)	($)	($)

Trudy F. Sullivan	SSP	44,400	—	2,427	—	72,161
	DCP	—	—	—	—	—
Michael Scarpa	SSP	—	—	—	—	—
	DCP	—	—	—	—	—
Michael Smaldone	SSP	—	—	—	—	—
	DCP	—	—	—	—	—
Richard T. O’Connell, Jr.	SSP	52,767	—	47,851	—	502,073
	DCP	—	—	107,304	—	559,296
Gregory Poole	SSP	—	—	—	—	—
	DCP	—	—	—	—	—

Executive Contributions in Last Fiscal Year (Column (B))

The amounts reported in this column reflect, on a cash basis, NEO contributions during fiscal 2010 to our Supplemental Savings Plan, a non-qualified defined contribution plan, and the Deferred Compensation Plan, a non-qualified deferred compensation plan. The contribution amounts to these plans are also reported as compensation to the NEOs for fiscal 2010 in the Summary Compensation Table above as follows: Mr. O’Connell $32,769.

Registrant Contributions in Last Fiscal Year (Column (C))

In 2009, the decision was made to suspend matching contributions under the SSP and our tax qualified RSVP 401(k) saving plan for fiscal 2009 (no matching contributions are made under the Deferred Compensation Plan). Effective January 1, 2010, the Company reinstated matching contributions under the Talbots 401(k) plan (which is called the Retirement Savings Voluntary Plan or RSVP) at 50% of the prior contribution level but did not reinstate matching contributions under the SSP.

Aggregate Earnings in Last Fiscal Year (Column (D))

The amounts reported in this column are deemed investment returns in fiscal 2010 on all amounts attributable to total employee contributions and total registrant contributions for all years for each of the NEOs under the non-qualified defined contribution and non-qualified deferred compensation plans.

Aggregate Withdrawals/Distributions (Column (E))

No withdrawals or distributions were made to any of the NEOs under the Supplemental Savings Plan or the Deferred Compensation Plan in fiscal 2010.

Aggregate Balance at Last FYE (Column (F))

If a person was a NEO in previous years’ proxy statements, the amount reported in this column includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years. All of Ms. Sullivan’s deferrals and matching contributions under the SSP have been previously reported as compensation in the Summary Compensation Tables for fiscal years 2007, 2008 and 2009. With respect to the amounts reported in this column for Mr. O’Connell’s deferrals and matching contributions under the SSP and DCP, as applicable, a total of $83,559 has been previously reported as compensation in the Summary Compensation Tables for fiscal years 2007, 2008, and 2009.

Supplemental Savings Plan

All of the NEOs were eligible to participate in the Supplemental Savings Plan in fiscal 2010. Only Mr. O’Connell elected to defer compensation into the Supplemental Savings Plan for 2010. Amounts reported in Column (B) for Ms. Sullivan represent deferrals made in 2010 based on her 2009 deferral election.

A participant may voluntarily elect to defer 1% to 60% of his or her compensation to the Supplemental Savings Plan. Under the SSP, compensation means salary and bonus paid during the plan year. Deferrals under the SSP are in addition to the pre-tax contributions, if any, that the participant makes to the RSVP.

All amounts credited under the Supplemental Savings Plan are immediately vested.

Prior to February 2009, a participant received matching contributions under the Supplemental Savings Plan equal to 50% of his or her pre-tax deferrals up to 6% of his or her compensation deferred less the amount of matching contributions made to the RSVP on the participant’s behalf. However, in February 2009, the decision was made to suspend matching contributions on a going-forward basis under both the RSVP and the Supplemental Savings Plan. In January 2010, the Company recommenced making matching contributions under the RSVP at 50% of the prior contribution level but not to the Supplemental Savings Plan. Participants make deemed investments of their hypothetical account balances (this plan is not “funded”). These hypothetical accounts could be invested in any combination of the following funds during fiscal 2010:

•	Nationwide NVIT Money Market — Class V

•	Nationwide NVIT Government Bond — Class I

•	PIMCO VIT Real Return — Admin Shares

•	PIMCO VIT Low Duration — Admin Shares

•	JP Morgan NVIT Balanced — Class I

•	T. Rowe Price Equity Income — Class II

•	Dreyfus Stock Index — Initial Shares

•	Oppenheimer Capital Appreciation VA — Non-Service Shares

•	Goldman Sachs VIT Mid Cap Value

•	Fidelity VIP III Mid Cap — Service Class

•	T. Rowe Price Mid Cap Growth — Class II

•	Nationwide Multi-Manager NVIT Small Company — Class I

•	Dreyfus VIF International Value — Initial Shares

•	AIM V.I. International Growth — Series I Shares

•	Van Eck WIT Worldwide Emerging Markets — Initial Class

The rate of return earned on the NEO’s hypothetical account balance is based on the actual performance of the funds in which he or she is deemed invested. The weighted average rate of return for the NEOs in fiscal 2010 was 17.04%. The participant may change his or her choice of funds at any time.

A participant may elect to have his or her account paid (a) as a scheduled in-service distribution, as described in the next paragraph, or (b) upon termination from employment as a result of retirement or disability as a lump sum or equal annual installments over 2 to 10 years, paid or commencing to be paid six months following employment termination. If a participant’s employment with us ends for a reason other than retirement (having attained age 55 with 10 years of service) or disability, the participant’s account will be paid in a lump sum six months following termination from employment without regard to any election of installment payments. If, however, a participant terminates employment as a result of retirement, disability or otherwise and has an in-service distribution scheduled to be paid to him or her within the six months prior to distribution (or commencement of distribution) of his or her account, then the previously scheduled in-service distribution will still be paid. In addition, if a participant held a vested account balance under the SSP as of December 31, 2004, that amount is deemed “grandfathered” and is not subject to the six month delay of payment following termination. Of all of the NEOs currently eligible to participate in the Supplemental Savings Plan, Mr. O’Connell is the only one who would currently be eligible for a retirement distribution or holds grandfathered amounts under the SSP.

A participant may elect to receive an in-service scheduled distribution to commence no earlier than three years after the beginning of the year in which the deferrals are made to the Supplemental Savings Plan. A participant may elect to have his or her scheduled in-service distribution paid in a lump sum or five annual installments. A participant may also receive a distribution earlier than initially elected in the event of an unforeseeable emergency.

Deferred Compensation Plan

All of the NEOs were eligible to participate in the Deferred Compensation Plan in fiscal 2010; however, none of the NEOs deferred compensation into the Deferred Compensation Plan in fiscal 2010.

A participant may defer 5% to 75% of annual gross salary. Gross salary is base compensation excluding bonuses and incentive compensation. A participant may also defer 5% to 100% of the amounts paid in the form of discretionary bonuses or incentive compensation. All amounts credited under the Deferred Compensation Plan are immediately vested. We have not historically made any matching contributions under the Deferred Compensation Plan.

Participants make deemed investments of their hypothetical account balances in any combination of the funds that are listed under “Supplemental Savings Plan” above. The rate of return earned on the NEO’s hypothetical account balance is based on the actual performance of the funds in which he or she is deemed vested. The weighted average rate of return for the NEOs in fiscal 2010 was 17.04%. The participant may change investment choices at any time.

A participant may elect to have his or her account paid (a) as a scheduled in-service distribution, as described in the next paragraph, or (b) upon termination from employment as a result of retirement or disability as a lump sum or equal annual installments over 2 to 10 years, paid or commencing to be paid six months following employment termination. If a participant’s employment with us ends for a reason other than retirement (having attained age 55 with 10 years of service) or disability, the participant’s account will be paid in a lump sum six months following termination from employment without regard to any election of installment payments. If, however, a participant terminates employment as a result of retirement, disability or otherwise and has an in-service distribution scheduled to be paid to him or her within the six months prior to distribution (or commencement of distribution) of his or her account, then the previously scheduled in-service distribution will still be paid. In addition, if a participant held a vested account balance under the DCP as of December 31, 2004, that amount is deemed “grandfathered” and is not subject to the six month delay of payment following termination. Of all of the NEOs currently eligible to participate in the Deferred Compensation Plan, Mr. O’Connell is the only one who would currently be eligible for a retirement distribution or holds grandfathered amounts under the DCP.

A participant may elect to receive an in-service scheduled distribution to commence no earlier than three years after the beginning of the year in which the deferrals are made to the Deferred Compensation Plan. A participant may elect to have his or her scheduled in-service distribution paid in a lump sum or five annual installments. A participant may also receive a distribution earlier than initially elected in the event of an unforeseeable emergency.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Employment Agreement for Trudy F. Sullivan

The Company and Ms. Sullivan entered into an employment agreement when the Board appointed Ms. Sullivan to the position of President and Chief Executive Officer and a member of our Board of Directors. The term of her employment agreement has an initial term ending at the end of our 2011 fiscal year, with one-year automatic renewal terms unless six months’ notice is provided by either party. It was also agreed that Ms. Sullivan will be nominated as a director each year during the term of her agreement.

Ms. Sullivan’s agreement sets her base annual salary at $1,000,000, which is to be reviewed annually for potential increases. Ms. Sullivan’s agreement also provided for an annual incentive award opportunity of 120% of base salary. In February 2011, Ms. Sullivan’s annual target incentive award opportunity was increased to 150% of base salary. As a special inducement award and make-whole payment, upon employment commencement in 2007, Ms. Sullivan received a cash payment of $3,052,000. Ms. Sullivan is eligible to participate in our equity plan and any other long-term incentive plan for our senior executives that may be established.

As initial long-term equity incentive inducement awards, Ms. Sullivan was granted (i) 350,000 shares of restricted stock on the first day of her employment, which vested in increments of 25%, 25% and 50% over a three-year period and (ii) an option to purchase 325,000 shares at an exercise price of $22.70 per share, which was the NYSE closing price of Talbots common stock on the date of the option grant. The stock option included a tandem stock-settled stock appreciation right feature exercisable solely by us. The stock option vested in three equal annual installments on the first through third anniversaries of the grant date and has a term of eight years. Ms. Sullivan’s sign-on restricted stock and option grants have vested in full.

Under her agreement, annual-cycle equity awards under the equity plan will generally be made on a basis at least as favorable to Ms. Sullivan as the annual equity grants being made at the same time to the other of our senior executives as may be approved by the Compensation Committee.

Pursuant to her agreement, Ms. Sullivan is eligible to participate in all benefit plans generally available to our senior executives as well as life insurance coverage of two times base salary. She is also entitled to certain perquisites (including commuting expense between New York and our headquarters and a housing allowance) up to $250,000 per annum.

If her employment is terminated without cause or for good reason, Ms. Sullivan is entitled to receive a separation allowance equal to two times base salary plus two times target bonus under our annual incentive plan payable over a 24-month severance period, and continued participation in our medical, dental, long-term disability and life insurance programs for up to 24 months. Ms. Sullivan will also be entitled to (i) any annual incentive award earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and (ii) if termination occurs prior to the end of any fiscal year, a pro rata bonus for the fiscal year in which employment terminates determined and paid based on actual performance achieved for that fiscal year.

If Ms. Sullivan’s employment is terminated without cause or for good reason within 24 months following a change-in-control, she will receive a lump sum separation allowance, subject to Section 409A, equal to two times base salary plus two times target bonus under our annual incentive plan, and continued participation in our medical, dental, long-term disability and life insurance programs for up to 24 months. Ms. Sullivan will also be entitled to (i) any annual incentive award earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and (ii) if termination occurs prior to the end of any fiscal year, a pro rata bonus for the fiscal year in which employment terminates determined and paid based on actual performance achieved for that fiscal year. Upon any change-in-control, all then outstanding stock options/SARs, restricted stock and restricted stock unit awards vest in full. She would also be entitled to a gross up in connection with any parachute payment excise tax under Internal Revenue Code Section 4999 for payments in connection with a change-in-control, such that she would be in the same after-tax position she would have been had no excise tax been imposed, subject to a limited cutback of payments to her under certain conditions.

In addition, upon termination without cause or for good reason within the initial 4 1/2 year term of the agreement or any failure of us to renew the agreement at the end of the initial 4 1/2 year term other than for cause, all then unvested outstanding stock options/SARs would automatically vest and all then unvested restricted stock or restricted stock unit awards would continue to vest for 24 months.

Our failure to renew the agreement at the end of any term other than for cause, normal retirement, death or disability will be considered a termination without cause. Ms. Sullivan’s failure to renew the agreement at the end of any term other than for normal retirement or good reason will be treated as a voluntary termination by Ms. Sullivan without good reason. Either party may voluntarily terminate employment on or after normal retirement age of 65.

Ms. Sullivan has agreed to refrain from solicitation or hiring of our personnel for 18 months following termination of employment, and for 18 months following any employment termination not to engage in a competitive business. In addition, upon a breach of the non-competition or non-solicitation covenants, we would have the right to terminate any severance payments and benefits and to recover any severance payments and benefits previously paid.

Under Ms. Sullivan’s agreement, the term “cause” means, generally, (i) the executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal law or state law; (ii) fraudulent conduct by the executive in connection with our business affairs; (iii) theft, embezzlement, or other criminal misappropriation of funds by the executive (other than good faith expense account disputes or de minimus amounts); (iv) the executive’s willful refusal to materially perform her executive duties; (v) the executive’s willful misconduct, which has, or would have if generally known, a materially adverse effect on the business or our reputation; or (vi) the executive’s material breach of a covenant, representation, warranty or obligation under her employment agreement.

“Good reason” means, generally, without the executive’s written consent (i) a reduction by us in the executive’s base salary or target bonus, or a breach of our obligations with regard to certain perquisites, (ii) the Board materially reduces the executive’s authority, responsibilities or duties such that the executive no longer has the title of, or serves or functions as, our chief executive officer, (iii) we fail to maintain an annual and long-term incentive program for senior executives in which the executive participates; (iv) failure of the Board to nominate the executive for election to the Board of Directors at an annual meeting of shareholders or failure of the executive to have been elected by the shareholders to the Board at any time; (v) our requiring the executive to be based at a location in excess of thirty-five miles from the location of our principal executive office, except for required travel on our business; (vi) we fail to obtain the written assumption of its obligations under her employment agreement by a successor not later than the consummation of a merger, consolidation or our sale; or (vii) a material breach by us of our obligations under the employment agreement; which, as to each event, is not remedied by us within 30 days of receipt of written notice. The executive may only exercise her right to terminate for good reason within 120 days immediately following the occurrence of any of these events.

“Change-in-control” is defined in our 2003 Executive Stock Based Incentive Plan and means, generally, (i) any person or persons (other than us or any of our subsidiaries or AEON or any of its subsidiaries or affiliates) acquires more than 25 percent of our outstanding voting shares and no other person or persons owns a greater percentage of our voting shares or (ii) individuals who presently make up our Board or who become members of our Board with the approval of the existing Board cease to be at least a majority of the Board.

The Company’s employment agreement with Ms. Sullivan, which was entered into in connection with her initial hiring in 2007, provided that if the Company materially reduced or eliminated the defined benefit SERP, then the Company would provide a substantially comparable benefit in replacement. In February 2009, the Company determined to freeze our Retirement Plan and the SERP, effective as of May 1, 2009. On June 18, 2009, in response to the freeze, the Company and Ms. Sullivan entered an amendment to her employment agreement pursuant to which Ms. Sullivan waived and released all claims to future benefit accruals under both the Retirement Plan and the SERP in exchange for the Company making six equal payments of $200,000 over six months to Ms. Sullivan.

Employment Agreement for Michael Scarpa

Michael Scarpa was appointed as our Chief Operating Officer effective as of December 4, 2008 and assumed the duties of Chief Financial Officer on January 5, 2009. Mr. Scarpa also serves as our Treasurer.

Mr. Scarpa’s employment agreement set his base salary at $775,000 per year, which is to be reviewed annually for potential increases. Mr. Scarpa also received a $150,000 signing bonus at the commencement of his employment. Under his agreement, Mr. Scarpa is eligible for a target annual incentive award opportunity of 100% of base salary and Mr. Scarpa is also eligible to participate in our equity plan.

As initial long-term equity incentive inducement awards, Mr. Scarpa was granted (i) 125,000 shares of restricted stock, vesting 25% on December 4, 2009, 25% on December 4, 2010, and 50% on December 4, 2011 and

(ii) an option to purchase 75,000 shares at an exercise price of $2.00 per share, which was the NYSE closing price of our common stock on the date of the option grant. The stock option vests in three equal annual installments on the first through third anniversaries of the grant date and has a term of ten years.

Pursuant to his agreement, Mr. Scarpa is eligible to participate in all benefit plans generally available to our senior executives, and is entitled to certain perquisites commensurate with the chief operating officer level (including an automobile allowance and reimbursement of financial planning costs). In addition, Mr. Scarpa was eligible for a relocation allowance during the first two years of his employment. Mr. Scarpa is also entitled to receive a housing and commuting allowance for him and his spouse of $10,000 per month unless and until he relocates to the Hingham, Massachusetts area. In the event Mr. Scarpa is terminated without cause or due to death or disability, or he terminates his employment for good reason, we will assume responsibility for lease payments for his Boston area housing rental for a period of up to one year immediately following the termination (not to exceed an amount equal to 12 months of his above-stated housing and commuting monthly allowance).

If employment is terminated without cause or for good reason, Mr. Scarpa is entitled to receive a separation allowance equal to 1.5 times base salary payable over an 18-month severance period, as well as continued participation, including any required employee contribution, in our medical and dental programs for up to 18 months.

Pursuant to his change-in-control agreement, in the event that Mr. Scarpa’s employment is terminated without cause or for good reason (as defined in the agreement) within 12 months following a change-in-control, he will receive a lump sum separation allowance, subject to Section 409A, equal to his annual base salary plus his target bonus under our annual incentive plan within 30 days after the effective date of such termination. He will also be entitled to continued participation in our benefit programs for up to one year following termination. Under Mr. Scarpa’s change-in-control agreement, “change-in-control” has the same meaning as it does under our 2003 Executive Stock Based Incentive Plan.

Mr. Scarpa has agreed to refrain from solicitation or hiring of our personnel for one year following termination of employment, and for 18 months following any employment termination, not to engage in a competitive business. In addition, 10 days following written notice of an uncured material breach of Mr. Scarpa’s confidentiality, non-competition or non-solicitation covenants, we have the right to terminate any severance payments and benefits and the right to recover any severance payments and benefits previously paid to him. In the event that Mr. Scarpa’s employment is terminated without cause within 12 months following a change-in-control and he is paid severance pursuant to and as calculated under the terms of the change-in-control agreement or any amendment or successor agreement thereto, Mr. Scarpa has agreed to abide by the non-competition covenant for (i) a period of 12 months following such termination of employment, or (ii) if greater, the period of time not to exceed 18 months that is the same as the period of time used to calculate the salary portion of his severance payment, even if such severance payment is paid in a lump sum.

Under Mr. Scarpa’s agreement, the term “cause” means, generally, (i) any material breach by the executive of the employment agreement or any other agreement with us (which is not cured within 30 days following written notice from us), (ii) any act or omission by the executive which may have a material and adverse effect on our business or on the executive’s ability to perform services for us, including, without limitation, the commission of any crime involving moral turpitude or any felony, or (iii) any material misconduct in connection with our business or affairs or intentional neglect by the executive in performing his assigned responsibilities.

“Good reason” generally means, without the executive’s written consent (i) a substantial adverse reduction in the executive’s duties, other than during any period of illness or incapacity, such that the executive no longer serves as a principal officer overseeing our financial matters and our major general operating matters; or (ii) a material reduction in the executive’s annual base salary.

Employment Agreement for Michael Smaldone

Michael Smaldone joined us as our Chief Creative Officer in December 2007. He received a $400,000 signing bonus, payable in two increments as follows: $150,000 upon commencement of his employment, and $250,000 in March 2008.

The employment agreement set Mr. Smaldone’s initial base salary at $725,000 per year, which is to be reviewed annually for potential increases. Under his agreement, he was eligible for an annual incentive award opportunity of 50% of base salary, and participation for fiscal 2008 was guaranteed at a minimum of $362,500. In February 2008, Mr. Smaldone’s annual incentive award opportunity was increased to 90% of base salary.

Mr. Smaldone is also eligible to participate in our equity plan. As initial long-term equity incentive inducement awards, Mr. Smaldone was granted (i) 35,000 shares of restricted stock, vesting in annual one-quarter increments on each of the first four anniversaries of the grant date (December 17, 2007) and (ii) an option to purchase 15,000 shares at an exercise price of $12.85 per share, which was the NYSE closing price of our common stock on the date of the option grant. The stock option vested in three equal annual installments on the first through the third anniversaries of the grant date and has a term of ten years.

Pursuant to his agreement, Mr. Smaldone is eligible to participate in all benefit plans generally available to our senior executives and is entitled to certain perquisites commensurate with the executive vice president level (including an annual automobile allowance and reimbursement of financial planning costs).

If employment is terminated without cause or for good reason Mr. Smaldone is entitled to receive a separation allowance equal to 1.5 times base salary payable over an 18-month severance period, as well as continued participation, including any required employee contribution, in our medical and dental programs for up to 18 months.

Pursuant to his change-in-control agreement, in the event that Mr. Smaldone’s employment is terminated without cause (as defined in the agreement) within 12 months following a change-in-control, he will receive a lump sum separation allowance, subject to Section 409A, equal to his annual base salary plus his target bonus under our annual incentive plan within 30 days after the effective date of such termination. He will also be entitled to continued participation in our benefit programs for up to one year following termination. Under Mr. Smaldone’s change-in-control agreement, “change-in-control” has the same meaning as it does under our 2003 Executive Stock Based Incentive Plan.

Mr. Smaldone has agreed to refrain from solicitation or hiring of our personnel for one year following termination of employment and for 18 months following any employment termination, not to engage in a competitive business. In addition, 30 days following written notice of an uncured material breach of the non-competition or non-solicitation covenants, we have the right to terminate severance payments and benefits.

Under Mr. Smaldone’s employment agreement, the term “cause” means, generally, (i) any material breach by the executive of the employment agreement or any other agreement with us (which is not cured within 30 days following written notice from us), (ii) any act or omission by the executive which may have a material and adverse effect on our business or on the executive’s ability to perform services for us, including, without limitation, the conviction of or plea of nolo contendere for any crime involving moral turpitude or any felony, or (iii) any material misconduct or material gross neglect of duties by the executive in connection with our business or affairs.

“Good reason” generally means, without the executive’s written consent, (i) a substantial adverse reduction in the executive’s duties, other than during any period of illness or incapacity, such that the executive no longer has the title of, or serves, as a senior executive of a major branded business; (ii) a material reduction in the executive’s annual base salary; or (iii) a requirement that the executive’s principal place of business be at an office located more than 35 miles from the site of the executive’s current principal place of business, except for relocation to our principal headquarters location or to the New York metropolitan area or for required travel on business.

Employment Agreement for Gregory Poole

Gregory Poole joined us as Executive Vice President, Chief Supply Chain Officer in June 2008.

Mr. Poole’s employment agreement set his base salary at $575,000 per year, to be reviewed annually for potential increases. Mr. Poole also received a $110,000 signing bonus at the commencement of his employment. Under his agreement, Mr. Poole is eligible for a target annual incentive award opportunity of 75% of base salary and participation for fiscal 2008 was guaranteed at a minimum of $216,625 and is also eligible to participate in our equity plan.

As initial long-term equity incentive inducement awards, Mr. Poole was granted (i) 35,000 shares of restricted stock, vesting 25% on June 23, 2009, 25% on June 23, 2010, and 50% on June 23, 2011 and (ii) an option to purchase 15,000 shares at an exercise price of $12.31 per share, which was the NYSE closing price of our common stock on the date of the option grant. The stock option vests in three equal annual installments on the first through third anniversaries of the grant date and has a term of ten years.

Pursuant to his agreement, Mr. Poole is eligible to participate in all benefit plans generally available to our senior executives and is entitled to certain perquisites commensurate with the executive vice president level (including an annual automobile allowance and reimbursement of financial planning costs). In addition, Mr. Poole was eligible for reimbursement of relocation expenses incurred during the year of employment, including up to six months of temporary living, and a supplemental $75,000 relocation allowance.

If employment is terminated without cause or for good reason, Mr. Poole is entitled to receive a separation allowance equal to 1.5 times base salary payable over an 18-month severance period, as well as continued participation, including any required employee contribution, in our medical and dental programs for up to 18 months.

Pursuant to his change-in-control agreement, in the event that Mr. Poole’s employment is terminated without cause (as defined in the agreement) within 12 months following a change-in-control, he will receive a lump sum separation allowance, subject to Section 409A, equal to his annual base salary plus his target bonus under our annual incentive plan within 30 days after the effective date of such termination. He will also be entitled to continued participation in our benefit programs for up to one year following termination. Under Mr. Poole’s change-in-control agreement, “change-in-control” has the same meaning as it does under our 2003 Executive Stock Based Incentive Plan.

Mr. Poole has agreed to refrain from solicitation or hiring of our personnel for one year following termination of employment, and for 18 months following any employment termination, not to engage in a competitive business. In addition, in the event of Mr. Poole’s material breach of the restrictive covenants in his agreement, we have the right to terminate any severance payments and benefits and the right to recover any severance payments and benefits previously paid to him. In the event that Mr. Poole’s employment is terminated without cause within 12 months following a change-in-control and he is paid severance pursuant to and as calculated under the terms of the change-in-control agreement or any amendment or successor agreement thereto, Mr. Poole has agreed to abide by the non-competition covenant for (i) a period of 12 months following such termination of employment, or (ii) if greater, the period of time not to exceed 18 months that is the same as the period of time used to calculate the salary portion of his severance payment, even if such severance payment is paid in a lump sum.

Under Mr. Poole’s agreement, the term “cause” means, generally, (i) any material breach by the executive of the employment agreement or any other agreement with us (which is not cured within 45 days following written notice from us), (ii) any act or omission by the executive which may have a material and adverse effect on our business or on the executive’s ability to perform services for us, including, without limitation, the commission of any crime involving moral turpitude or any felony, or (iii) any material misconduct or material neglect of duties by the executive in connection with our business or affairs.

“Good reason” generally means, without the executive’s written consent (i) a substantial adverse reduction in the executive’s duties, other than during any period of illness or incapacity, such that the executive no longer has the title of, or serves, as a senior executive of a major branded business of the Company; or (ii) a material reduction in the executive’s annual base salary; (iii) a requirement that the executive’s principal place of business be at an office located more than 35 miles from the site of the executive’s current principal place of business, except for required travel for Company business; or (iv) our material breach of our obligations under his offer letter.

Severance Agreement and Change-in-Control Agreement for Richard T. O’Connell, Jr.

Mr. O’Connell has a severance agreement with the Company dated April 30, 2009. Under this agreement, if Mr. O’Connell’s employment is terminated without cause or for good reason he is entitled to receive a separation allowance equal to 1.5 times base salary payable over an 18-month severance period, as well as continued participation, including any required employee contribution, in our medical and dental programs for up to 18 months.

Mr. O’Connell (along with two other former executives) also participates in our separate executive medical plan which provides for continuation of medical and dental coverage for Mr. O’Connell and his spouse during retirement. Mr. O’Connell currently satisfies the eligibility conditions for retiree medical and dental coverage under this separate executive medical plan and would continue to be covered under the separate executive medical plan upon any separation from employment with the Company. During retirement, upon becoming eligible for Medicare, Medicare will become the primary payer under the plan.

Under this agreement, “cause” means, generally, (i) any material breach by the executive of the agreement or any other agreement to which both the executive and us are parties, (ii) any act or omission to act by the executive which may have a material and adverse effect on our business or on the executive’s ability to perform services for us, including the commission of any crime involving moral turpitude or any felony, or (iii) any material misconduct or material neglect of duties by the executive in connection with our business or affairs. “Good reason” generally means a termination based on one or more of the following events occurring without the executive’s express written consent: (a) a substantial adverse reduction in the executive’s overall responsibilities as an executive; (b) a material reduction by us in the executive’s annual base salary as in effect on the date of their agreement or as the same may be increased from time-to-time; or (c) our requiring that the Executive’s principal place of business be at an office located more than 35 miles from the site of the executive’s current principal place of business, except for required travel on our business.

Mr. O’Connell has a separate change-in-control agreement. This agreement was entered into in November 1993 in connection with our initial public offering. In the event there is a change-in-control and within the following 12 months Mr. O’Connell’s employment is terminated by us without cause (as defined in the agreement), he would be entitled to receive a lump sum separation allowance, subject to Section 409A, equal to his annual base salary plus his target bonus under our annual incentive plan within 30 days after the effective date of such termination. In addition, following a change-in-control, Mr. O’Connell would be entitled to continued participation in our benefit programs for up to one year after termination. Under Mr. O’Connell’s change-in-control agreement, “change-in-control” has the same meaning as it does under our 2003 Executive Stock Based Incentive Plan.

Treatment of Equity Upon Termination of Employment

For purposes of the table below under “Estimated Severance and Certain Other Post-Employment Payments and Benefits,” pursuant to the terms of our equity plan and our named executive officers’ respective agreements with the Company, (i) any unvested stock options held by our named executive officers would be forfeited upon a termination of employment, and the executive would have a specified period of time following such termination to exercise any options which were vested upon termination of employment, and (ii) any unvested restricted stock held by a named executive officer upon any termination of employment would be subject to the Company’s repurchase option, which means the unvested shares would generally be forfeited. All unvested restricted stock, restricted stock units and stock options automatically vest in full upon any “change-in-control” as defined in our 2003 Executive Stock Based Incentive Plan. In addition, any unvested portion of the restricted stock units granted in connection with the BPW merger transaction would have automatically vested in full upon a termination without cause, termination for good reason, or due to death or disability (these restricted stock units vested in full on April 7, 2011). Any special vesting provisions with respect to outstanding equity awards held by our named executive officers that differ from these general vesting provisions are described above in this “Potential Payments Upon Termination or Change-in-Control” narrative.

BPW Merger Transaction

As described above under “Corporate Governance,” effective April 7, 2010, in connection with the BPW merger transaction, we are no longer a “controlled company” due to the repurchase of AEON (U.S.A.)’s majority stake hold in the Company. This transaction did not trigger a “change-in-control” event as defined in our equity plans or as defined in any of our executives’ agreements with the Company.

Estimated Severance and Certain Other Post-Employment Payments and Benefits

The following table shows the estimated payments and value of benefits that we would provide to each of our NEOs who is currently serving as our executive officer in the event of employment termination, in each case assuming a hypothetical employment separation date of January 29, 2011 (the last day of our 2010 fiscal year). For this table, the market price of our common stock is assumed to be $5.97 per share, which was the NYSE closing price on January 28, 2011, the last trading day prior to the end of our 2010 fiscal year. Certain other assumptions made for purposes of presenting this information are explained below.

		(A)	(B)	(C)	(D)	(E)	(F)	(G)
								Termination
								Without
								Cause or
								For Good
								Reason
							Change-in-	Within
						Termination	Control	1 Year
						Without	Event	Following a
						Cause or	Without	Change-in-
		Voluntary	Voluntary			For Good	Employment	Control
		Resignation	Retirement	Disability	Death	Reason	Termination	Event(1)

Trudy F. Sullivan	Salary(2)	—	—	—	—	2,000,000	—	2,000,000
	MIP(2)	—	—	—	—	2,400,000	—	2,400,000
	Equity Acceleration(3)	—	—	522,882	522,882	973,172	2,537,312	2,537,312
	Incremental Non-Qualified Pension(4)	—	—	6,835	—	40,789	—	40,789
	Incremental Medical, Dental, etc.(5)	—	—	—	—	74,056	—	74,056
	Auto Benefit(6)	—	—	—	—	—	—	—
	Tax Gross-Up	—	—	—	—	—	—	—
	TOTAL	—	—	529,717	522,882	5,488,017	2,537,312	7,052,157

Michael Scarpa	Salary(2)	—	—	—	—	1,237,500	—	825,000
	MIP(2)	—	—	—	—	—	—	825,000
	Equity Acceleration(3)	—	—	435,714	435,714	435,714	1,970,214	1,970,214
	Incremental Non-Qualified Pension(4)	—	—	—	—	—	—	—
	Incremental Medical, Dental, etc.(5)	—	—	—	—	21,213	—	14,142
	Housing	—	—	120,000	120,000	120,000	—	—
	Auto Benefit(6)	—	—	—	—	—	—	21,000
	TOTAL	—	—	555,714	555,714	1,814,427	1,970,214	3,655,356

Michael Smaldone	Salary(2)	—	—	—	—	1,125,000	—	750,000
	MIP(2)	—	—	—	—	—	—	675,000
	Equity Acceleration(3)	—	—	87,162	87,162	87,162	1,052,275	1,052,275
	Incremental Non-Qualified Pension(4)	—	—	—	—	—	—	—
	Incremental Medical, Dental, etc.(5)	—	—	—	—	13,685	—	9,124
	Auto Benefit(6)	—	—	—	—	—	—	19,850
	TOTAL	—	—	87,162	87,162	1,225,847	1,052,275	2,506,249

Richard T. O’Connell, Jr.	Salary(2)	—	—	—	—	787,500	—	525,000
	MIP(2)	—	—	—	—	—	—	393,750
	Equity Acceleration(3)	—	—	348,606	348,606	409,202	1,393,978	1,393,378
	Incremental Non-Qualified Pension(4)	—	364,395	364,395	—	364,395	—	404,679
	Incremental Medical, Dental, etc.(5)		662,559	662,559	331,280	662,559	—	663,612
	Auto Benefit(6)	—	—	—	—	—	—	19,850
	TOTAL	—	1,026,954	1,375,560	679,886	2,223,656	1,393,978	3,400,869

		(A)	(B)	(C)	(D)	(E)	(F)	(G)
								Termination
								Without
								Cause or
								For Good
								Reason
							Change-in-	Within
						Termination	Control	1 Year
						Without	Event	Following a
						Cause or	Without	Change-in-
		Voluntary	Voluntary			For Good	Employment	Control
		Resignation	Retirement	Disability	Death	Reason	Termination	Event(1)

Gregory Poole	Salary(2)	—		—	—	900,000	—	600,000
	MIP(2)	—	—	—	—	—	—	450,000
	Equity Acceleration(3)	—	—	87,162	87,162	87,162	670,157	670,157
	Incremental Non-Qualified Pension(4)	—	—	—	—	—	—	—
	Incremental Medical, Dental, etc.(5)	—	—	—	—	22,096	—	14,731
	Auto Benefit(6)	—	—	—	—	—	—	19,850
	TOTAL	—	—	87,162	87,162	1,009,258	670,157	1,754,738

(1)	Under the terms of her employment agreement, Ms. Sullivan would receive the benefits represented in column (G) if the termination event occurred within two years following a change-in-control.

As discussed above, if the employment of Mr. Scarpa, Mr. Smaldone, Mr. Poole or Mr. O’Connell were terminated by us without cause, or in the case of Mr. Scarpa, by him with good reason, on January 29, 2011 within one year following a change-in-control each executive would be entitled to the benefits under his change-in-control agreement. The amounts shown under column (G) represent the benefit that each of these executives would receive under his change-in-control agreement. If the termination is without cause or, for Mr. Scarpa also for good reason, following a change-in-control while each executive is still a party to his Severance Agreement as currently in effect, then under the terms of the Severance Agreement, each executive would alternatively be entitled to the more favorable amount, if any, provided under the Severance Agreement as compared to the amounts provided under his change-in-control agreement.

(2)	Each NEOs annual salary earned through fiscal 2010 year end is reported in the Summary Compensation Table and is not included in the above table.

(3)	The amount for “Equity Acceleration” represents the total-in-the-money value of unvested stock options plus the market value of unvested restricted stock and restricted stock unit awards held by each NEO. Any unvested options, restricted stock or restricted stock units held by our NEOs would have become vested on an accelerated basis on January 29, 2011 as a result of a change-in-control as of that date (this value would vest upon a change-in-control even if the executive’s employment is not terminated) and, in the case of Ms. Sullivan, upon certain termination events specified in her employment agreement. The restricted stock units granted in connection with the BPW merger transaction vest upon termination without cause or for good reason or due to death or disability.

(4)	The present value of the accumulated pension benefits under our non-qualified defined benefit pension plan for each of the NEOs can be found in column (D) of the “Pension Benefits for Fiscal 2010” table above. The amounts shown here represent the incremental value associated with the executive’s commencement of payout of his or her accrued pension benefit as a result of termination of employment prior to normal or early retirement age, as applicable, taking into account benefit reductions in accordance with the terms of our defined benefit pension plans. As described above, benefit accrual under our defined benefit pension plans was frozen in 2009, and as such, no additional years of service credit for benefit accrual purposes are factored into any amounts reported in this row, even where a NEO might otherwise have been entitled to such additional service credit pursuant to an agreement with the Company.

Under Ms. Sullivan’s employment agreement, a termination without cause or for good reason before or within two years following a change-in-control, or due to death or disability would trigger the vesting of her accrued pension benefits. Pursuant to the June 2009 amendment to her employment agreement, in return for the replacement benefit to which she was entitled due to the elimination of the SERP, Ms. Sullivan waived any future rights to benefit accrual under any defined benefit pension; however, she still holds an accrued benefit under the plan representing benefit accrual until the February 2009 freeze of the plans. The value of any incremental benefit associated with the accelerated vesting of this accrued benefit is reflected in columns (C), (E) and (G) (no incremental benefit arises with respect to death due to the fact that any accrued benefit is payable as a 50% joint and survivor benefit to the beneficiary).

As described under “Potential Payments Upon Termination or Change-in-Control” above, under their change-in-control agreements, Mr. Smaldone and Mr. O’Connell would each be entitled to continued participation for one year following a qualifying termination in any benefit programs which they participated in prior to termination. As such, each would have been entitled to an additional year of benefit accrual under our non-qualified supplemental executive retirement plan; however, due to the freeze on benefit accrual under our defined benefit pension plans, no additional year of benefit accrual is reflected in column (G) for these NEOs.

No values are reflected for Mr. Scarpa or Mr. Poole because they are not eligible participants in our defined benefit pension plans. No values are reflected for Mr. Smaldone because he is not vested in his benefits under our defined benefit pension plans and would not be vested even taking into account an additional year of vesting service to which he might otherwise be entitled under his change-in-control agreement.

(5)	As discussed above under “Potential Payments Upon Termination or Change-in-Control,” each of our NEOs is entitled to continuation of certain welfare and other benefits for a specified period of time following certain termination events pursuant to his or her severance arrangements with the Company.

Mr. O’Connell (along with two other former executives) participates in our separate executive medical plan. Mr. O’Connell currently satisfies the eligibility conditions for retiree medical and dental coverage under this separate executive medical plan and would continue to be covered under the separate executive medical plan upon any separation from employment with the Company. However, because Mr. O’Connell is the only current employee who is a participant in this separate executive medical plan, we have provided the present value of Mr. O’Connell’s benefits under the plan as of January 29, 2011. The value provided under column (G) for Messrs. O’Connell, Scarpa, Smaldone and Poole also reflects the value attributable to continuation of life insurance and long-term disability coverage for twelve months following termination of employment pursuant to the terms of his change-in-control agreement.

(6)	The amount in “Auto Benefit” represents continued auto benefits for one year following employment termination in accordance with the executive’s change-in-control agreement.

The timing of the payment of some compensation and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to any of the NEOs upon employment termination may be delayed for six months after termination.

The amounts in the “Estimated Severance and Certain Other Post-Employment Payments and Benefits” table do not include retirement amounts which a NEO may be entitled to receive under our Retirement Plan or Supplemental Executive Retirement Plan. Those retirement amounts are provided above in the “Pension Benefits for Fiscal 2010” section of this Proxy Statement. The amounts in the above table also do not include any amounts under our RSVP 401(k) plan. The amounts in the above table also do not include the amounts under our Supplemental Savings Plan or Deferred Compensation Plan, which are provided above in the “Non-Qualified Deferred Compensation for Fiscal 2010” section of this Proxy Statement.

The above table only provides estimates of amounts payable and the value of benefits under existing employment arrangements and plans and in the circumstances shown. The payments and benefits actually provided would be materially impacted by when any employment separation or change-in-control in fact occurred, the form and amount of consideration payable in any change-in-control, the market price of our common stock at the time of a change-in-control or other termination event, and many other factors. Payments and benefits are governed by the terms of our plans and contracts with the NEOs, which may be subject to interpretation and future modification.

DIRECTOR COMPENSATION

Processes, Procedures and Rationale

The Corporate Governance and Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors on the compensation of our non-management directors. As part of this process, the Committee regularly reviews the structure, composition and operation of the Board and its committees and annually solicits comments from all directors concerning the Board’s performance. The Committee also considers the amount of time spent by our directors in their duties for us. The Board, in consultation with the Corporate Governance and Nominating Committee, then determines the form and amount of non-management directors’ compensation.

Until April 2010, our non-employee directors were compensated pursuant to the director compensation program approved in September 2008. Under this program, our non-employee directors were entitled to the following compensation:

•	Annual cash retainer for each non-employee director of $28,000;

•	Annual cash retainer for the Non-Executive Chairman of the Board of $10,000;

•	Annual cash retainer for the Lead Independent Director of $10,000;

•	Annual cash retainer for service as a Committee Chair of $5,000 (no cash retainer was provided for service as a Committee member);

•	Annual equity grants consisting of 4,000 restricted stock units (RSUs) and 3,000 stock options on April 1st of each year; and

•	One-time equity grant of 20,000 options for newly appointed or elected directors.

At the time the above compensation program was established, the Board contingently approved further increases in the annual cash retainers for service as a Board member, Committee Chair or Committee member as part of the overall recommendation by Pearl Meyer & Partners to address the relatively low compensation level of our non-management directors. However, in February 2009, the Board determined not to implement any of the proposed increases and concluded that it would revisit the possible increases at an appropriate time in the future.

Following the announcement of the BPW merger transaction in December 2009, the Corporate Governance and Nominating Committee reviewed our non-employee director compensation program, with the assistance of Pearl Meyer & Partners, taking into account that the Board would be recruiting new Board members in connection with the BPW merger transaction and would be overseeing a Company that was no longer majority-owned. Pearl Meyer & Partners provided an updated analysis of marketplace data, including a comparison of our director compensation program as compared to the director compensation programs of the fourteen peer companies included in the peer group used in determining compensation for our executives (for a list of these companies, see above under “2010 Market Positioning” in the Compensation Discussion and Analysis). Based on this analysis, the director compensation program described below was recommended and approved by the Board in April 2010 following the closing of the BPW merger transaction (this brought the average total direct compensation of our non-management directors to approximately the 44th percentile of the comparator group). With the exception of retainer fees and equity awards, the program remained unchanged.

Retainer Fees

•	Each non-employee director receives an annual cash retainer of $50,000;

•	The Non-Executive Chairman of the Board receives an annual cash retainer of $10,000;

•	The Lead Independent Director receives an annual cash retainer of $10,000;

•	The Chair of the Audit Committee receives an annual cash retainer of $20,000;

•	The Chair of the Compensation Committee receives an annual cash retainer of $15,000;

•	The Chair of the Corporate Governance and Nominating Committee receives an annual cash retainer of $15,000; and

•	Each committee member of the Audit, Compensation and Corporate Governance and Nominating Committees receives an annual cash retainer of $10,000.

Should a non-employee director serve in more than one position, he or she is entitled to receive the cash retainer for each such position.

Equity Awards

Commencing in fiscal 2010, each non-employee director also receives the following equity grants on the second business day following the filing of the Company’s Annual Report on Form 10-K with the SEC:

•	RSUs with a fixed value of $50,000; and

•	Stock options with a fixed value of $50,000.

The number of RSUs granted to our directors is determined using the closing market price on the grant date. RSUs vest one year from the date of grant. Upon cessation of Board service for any reason, unvested RSUs are forfeited unless otherwise determined by the Board.

The number of options granted to our directors is determined using the closing market price on the date of grant and the applicable Black-Scholes valuation. The exercise price of the options is equal to the closing market price on the date of grant. Options vest in one-third increments over three consecutive years on the first, second and third anniversaries of the date of grant and expire ten years following the date of grant.

Upon a director’s retirement, death, or cessation of Board service for any reason (other than removal for cause or a director’s unilateral decision to resign from the Board), any unvested portion of an option will continue to vest according to the same vesting schedule as would have applied had Board service continued. Following a director’s retirement, death or other cessation of Board service for any reason (other than removal for cause), the exercise period for any vested options and any options which become vested following cessation of Board service will be (i) three years following the effective date of cessation of Board service or (ii) ninety days following the vesting date of those particular option shares which may vest following cessation of Board service, whichever period is greater. Upon the cessation of Board service for cause, any outstanding vested options will be exercisable for a period of 90 days from the effective date of the director’s cessation of service. In no event, however, shall any options be exercisable after the expiration date.

Director Recruitment Awards

The Board also provides a one-time sign-on option grant of 20,000 stock options for newly-appointed or newly-elected independent directors selected at the Board’s initiative. The exercise price of the options is equal to the closing market price on the date of grant (which is the effective date of the director’s appointment or election to the Board). The options vest in one-third increments over three consecutive years on the first, second and third anniversaries of the date of grant and expire ten years following the date of grant. There is no post-service continued vesting for sign-on option grants unless specifically approved by the Board in its discretion. Upon the cessation of Board service for any reason (other than removal for cause), any outstanding vested options will be exercisable for a period of three years from the effective date of the director’s cessation of service. Upon the cessation of Board service for cause, any outstanding vested portion of the sign-on options will be exercisable for a period of 90 days from the effective date of the director’s cessation of service. In no event, however, shall the sign-on options be exercisable after the expiration date.

Share Ownership Requirement

All non-management directors are subject to a minimum share ownership requirement. Each non-management director is required to own beneficially a minimum of 5,000 shares of Talbots’ common stock and/or RSUs (together these are referred to as “owned shares”) over a three year period from the date of first joining the Board. Until a director holds 5,000 owned shares, 2,000 RSUs are mandatorily deferred in the first two years of Board service and 1,000 RSUs in the third year of Board service and until the director terminates service as a Board member.

Deferred Compensation Program for Non-Management Directors

Non-management directors may voluntarily defer all or a portion of their RSUs or cash retainers under the Directors Deferred Compensation Plan. As described above, non-employee directors are also subject to certain mandatory deferral requirements until meeting the minimum share ownership requirement. No earnings under the Directors Deferred Compensation Plan are above market.

Personal Benefits

Non-management directors are reimbursed for travel expenses incurred in connection with attending meetings. Non-employee directors are also entitled to the forty percent clothing discount to which all employees are entitled.

DIRECTOR SUMMARY COMPENSATION TABLE FOR FISCAL 2010

The table below summarizes the compensation paid by us to non-employee directors for fiscal 2010.

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
					Change in
					Pension Value
	Fees				and Nonqualifed
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Gary M. Pfeiffer	72,769	54,320	50,000	—	—	—	177,089
Marjorie L. Bowen	47,747	50,000	279,200	—	—	—	376,947
John W. Gleeson	66,313	54,320	50,000	—	—	—	170,633
Andrew H. Madsen	47,747	50,000	279,200	—	—	—	376,947
Susan M. Swain	68,923	54,320	50,000	—	—	—	173,243
Tsutomu Kajita	7,538	54,320	29,910	—	—	—	91,768
Motoya Okada	7,538	54,320	29,910	—	—	—	91,768
Yoshihiro Sano	7,538	54,320	29,910	—	—	—	91,768
Isao Tsuruta	7,538	54,320	29,910	—	—	—	91,768

Name (Column (A))

Ms. Sullivan, our President and Chief Executive Officer, receives no separate compensation for her service as director and is not included in this table. The compensation received by Ms. Sullivan for service as our President and CEO is shown in the Summary Compensation Table above. Effective as of the closing of the merger between Talbots and BPW, which occurred on April 7, 2010, Messrs. Kajita, Okada, Sano and Tsuruta resigned as members of the Board of Directors, at which time any unvested equity awards held by these directors were terminated in accordance with the terms of those awards.

Fees Earned or Paid in Cash (Column (B))

The amounts in this column reflect the cash retainers earned by the directors during fiscal 2010.

Stock Awards (Column (C))

Amounts shown reflect the grant date fair value computed in accordance with FASB ASC Topic 718 for the RSU award granted to each of our non-management directors in fiscal 2010. Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSUs, fair value is calculated using the closing price of our common stock on the grant date. Additional information concerning our accounting for RSUs is included in Note 5 to our 2010 Form 10-K. Dividends are taken into account in arriving at the fair value of RSUs and, therefore, any dividend equivalents paid on RSUs would not be separately disclosed under column (G) as “All Other Compensation.” No dividend equivalents were paid in 2010. Since these amounts reflect our accounting expense, they do not correspond to the actual value that will be recognized by the non-management directors.

As of January 29, 2011, Mr. Pfeiffer, Mr. Gleeson and Ms. Swain each had 4,000 RSUs outstanding and Mr. Madsen and Ms. Bowen each had 3,205 RSUs outstanding.

Option Awards (Column (D))

Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock option awards granted to each of our non-management directors in fiscal 2010. Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value computed in accordance with FASB ASC Topic 718 for each of these grants was as follows:

•	Annual award of 3,000 stock options granted on April 1, 2010 to each non-management director listed in the table above other than Ms. Bowen and Mr. Madsen: $29,910;

•	One-time sign-on awards of 20,000 stock options granted on April 19, 2010 to each of Ms. Bowen and Mr. Madsen: $229,200;

•	Annual award of 4,363 stock options granted on April 19, 2010 to each of Ms. Bowen and Mr. Madsen: $50,000; and

•	Awards of 1,753 stock options granted on April 19, 2010 to each of Mr. Pfeiffer, Mr. Gleeson and Ms. Swain: $20,090. (As described above, pursuant to the non-employee director compensation program adopted in April 2010, each non-employee director became entitled to an annual option grant with a value of $50,000. The total value of this option award plus the option award granted to each of these directors on April 1, 2010 was $50,000.)

For information on the valuation assumptions with respect to option grants, refer to Note 5 to our 2010 Form 10-K. Since these amounts reflect our accounting expense, they do not correspond to the actual value that will be recognized by the non-management directors.

As of January 29, 2011, the following individuals had the following options outstanding: Mr. Pfeiffer, 39,753; Ms. Bowen, 24,363; Mr. Madsen, 24,363; Mr. Gleeson, 39,753; Ms. Swain, 69,753; Mr. Kajita, 18,000; Mr. Okada, 42,000; Mr. Sano, 18,000; and Mr. Tsuruta, 42,000.

The following Report of the Audit Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either of such Acts.

Report of the Audit Committee

General Responsibilities.  The Audit Committee assists the Board in fulfilling its oversight of:

•	our financial reporting process and the integrity of our financial statements and financial reporting;

•	our internal control environment, systems, and performance;

•	the qualifications, independence, and performance of our independent registered public accounting firm; and

•	the performance of our internal audit staff.

Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm performs an annual independent audit of the financial statements.

The Audit Committee reviews with our independent registered public accounting firm the results of its audit and of its interim quarterly reviews and the overall quality of our accounting policies. Our independent registered public accounting firm assists management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on our financial reporting. The Audit Committee also meets regularly with our independent registered public accounting firm without management present. The Audit Committee reviews and discusses with management our annual audited financial statements and quarterly financial statements, including our disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Audit Committee also meets with our management, without our independent registered public accounting firm present, to discuss management’s evaluation of the performance of the independent registered public accounting firm.

The Audit Committee also meets regularly with our internal audit staff to discuss our internal audit process and the results of ongoing or recently completed internal audits.

With respect to fiscal 2010, the Audit Committee:

•	reviewed and discussed our audited financial statements with Deloitte & Touche LLP and with management;

•	discussed with Deloitte & Touche LLP the scope of its services, including its audit plan;

•	reviewed our internal control processes and procedures;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended;

•	reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Deloitte & Touche LLP their independence from us and our management; and

•	approved the audit and non-audit services provided by Deloitte & Touche LLP during fiscal 2010.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2010. The Audit Committee also evaluated and reappointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of our 2010 Annual Report on Form 10-K a report by management on its assessment of our internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Deloitte & Touche LLP has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2010, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Deloitte & Touche LLP. Management’s assessment report and the report of our independent registered public accounting firm are included as part of the 2010 Annual Report on Form 10-K.

Audit Committee
of the Board of Directors

John W. Gleeson (Chairperson)
Marjorie L. Bowen
Andrew H. Madsen
Susan M. Swain

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners.  The following table sets forth certain information as to beneficial ownership of each person known to us to own beneficially more than 5% of our outstanding common stock as of April 4, 2011.

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership	Percent of Class

Wellington Management Company, LLP(1) 280 Congress Street Boston, Massachusetts 02210	9,151,431(1)	13.09%
Oppenheimer Funds, Inc.(2)	8,901,002(2)	12.73%
Two World Financial Center 225 Liberty Street New York, New York 10281
Columbia Wanger Asset Management, LLC(3)	5,433,300(3)	7.77%
227 West Monroe Street Suite 3000 Chicago, Illinois 60606

(1)	Schedule 13G/A filed on February 14, 2011 by Wellington Management Company, LLP (“Wellington Management”) reporting the nature of Wellington Management’s beneficial ownership as follows: shared voting power with respect to 6,229,079 shares; shared dispositive power with respect to 9,151,431 shares; no sole voting or dispositive power with respect to any of the shares shown.

(2)	Schedule 13G filed on February 9, 2011 by Oppenheimer Funds, Inc. (“Oppenheimer”) reporting the nature of Oppenheimer’s beneficial ownership as follows: shared voting power with respect to 8,901,002 shares; shared dispositive power with respect to 8,901,002 shares; no sole voting or dispositive power with respect to any of the shares shown.

(3)	Schedule 13G/A filed on February 11, 2011 by Columbia Wanger Asset Management, LLC (“CWAM”) reporting the nature of CWAM’s beneficial ownership as follows: sole voting power with respect to 5,089,300 shares; sole dispositive power with respect to 5,433,300 shares; no shared voting or dispositive power with respect to any of the shares shown. As reported in the Schedule 13G/A, the shares held by CWAM include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by CWAM.

Stock Ownership of Directors and Executive Officers.  The following table sets forth the beneficial ownership of our common stock as of April 4, 2011 by each director, each of the individuals named in the Summary Compensation Table, and all executive officers and directors as a group. All persons listed below have sole voting and investment power with respect to such shares, except as indicated. As of April 4, 2011, no director, NEO, or other executive officer beneficially owned more than one percent of the total outstanding common stock except for the following persons who own the percentage of outstanding common stock indicated (which includes shares held outright, unvested restricted stock, as well as restricted stock units that are scheduled to vest within 60 days, and options currently exercisable or exercisable within 60 days): all directors, nominees, and executive officers as a group, 4.40% and Ms. Sullivan, 1.55%.

	Number of		Number of
Name of Beneficial Owner	Shares(1)	Name of Beneficial Owner	Shares(1)

M.L. Bowen	11,325	T.F. Sullivan	1,093,146
J.W. Gleeson	56,584	M. Scarpa	492,655
A.H. Madsen	11,325	M. Smaldone	278,198
G.M. Pfeiffer	51,584	R.T. O’Connell	696,857
S.M. Swain	61,584	G. Poole	138,781
		All current executive officers, directors, and nominees as a group (12 persons)	3,147,263

(1)	The listed shares include shares subject to stock options that are exercisable currently or will be exercisable within 60 days of April 4, 2011, as follows: Ms. Bowen, 8,120; Mr. Gleeson, 23,584; Mr. Madsen, 8,120;

Mr. Pfeiffer, 23,584; Ms. Swain, 33,584; Ms. Sullivan, 525,833; Mr. Scarpa, 137,500; Mr. Smaldone, 102,500; Mr. O’Connell, 326,266; Mr. Poole, 34,933; and all current executive officers and directors as a group, 1,268,957. The listed shares also include unvested RSUs that are scheduled to vest within 60 days of April 4, 2011, as follows: Ms. Bowen, 3,205; Mr. Madsen, 3,205; Ms. Sullivan, 87,585; Mr. Scarpa, 72,984; Mr. Smaldone, 14,600; Mr. O’Connell, 58,393; Mr. Poole, 14,600; and all current executive officers and directors as a group, 283,772.

Our executive officers may hold Talbots shares in margin accounts at brokerage firms, which means that these shares could be pledged to secure margin obligations under the account. In fiscal year 2010, none of our executive officers, directors or nominees had any outstanding margin obligations under any such accounts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent of our common stock to file reports regarding ownership of our common stock with the SEC, and to furnish us with copies of all such filings. Based on a review of these filings, we believe that all filings were timely made in fiscal 2010.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm to perform an integrated audit of Talbots for the 2011 fiscal year. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

The fees paid or payable for services rendered by Deloitte & Touche LLP and its affiliates (collectively “Deloitte & Touche”) for fiscal 2010 and 2009 are as follows:

	2010	2009

Audit fees(1)	$1,532,000	$2,447,000
Audit-Related fees(2)	$210,000	$1,027,500
Tax fees(3)	$186,344	$171,185
All other fees(4)	$2,200	$—
Total fees	$1,930,544	$3,645,685

(1) “Audit fees” consist of fees for professional services performed for the audit of our annual financial statements and the audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, review of quarterly financial statements, and services that are normally provided by Deloitte & Touche and out-of-pocket expenses in connection with certain statutory or regulatory filings or engagements. In 2009, audit fees also included fees for services related to J. Jill, which we sold on July 2, 2009, and related regulatory filings.

(2) “Audit-related fees” consist of fees for employee benefit plan audits, our bank audit and also included fees for due diligence services and in 2009 regulatory filings related to the BPW merger transaction.

(3) “Tax fees” consist of fees for tax planning, compliance and advisory services.

(4) “All other fees” consist of fees for access to the Deloitte Accounting and Research Tool (“DART”).

The Audit Committee has established a policy concerning the pre-approval of the audit and non-audit services to be provided by the independent registered public accounting firm to The Talbots, Inc. The policy requires that all services to be performed by Deloitte & Touche, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The procedures permit limited amounts of services to be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee.

Ratification of the appointment of the independent registered public accounting firm for fiscal 2011 requires the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions would have the same effect as a vote against ratification. Although ratification is not required by our by-laws or otherwise, we are submitting the selection of Deloitte & Touche to our shareholders for ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the selection of the Company’s independent registered public accounting firm but is not bound by the shareholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time if it determines that a change would be in the best interests of the Company and our shareholders.

RECOMMENDATION OF THE BOARD

The Board recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for fiscal 2011.

PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

At this year’s Annual Meeting, we are asking our shareholders to cast a non-binding advisory vote to approve the compensation of our NEOs as described in the Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation included in this Proxy Statement (the “Say on Pay Vote”). We are conducting this vote pursuant to The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, which requires that we provide our shareholders with the opportunity to cast this advisory vote to approve the compensation of our named executive officers at least once every three years.

As described in detail in the section entitled, “Executive Compensation — Compensation Discussion and Analysis,” we believe that executive compensation should be linked with the Company’s performance and significantly aligned with the interests of the Company’s shareholders and have structured our executive compensation program to support this philosophy. In addition, our executive compensation program is designed to enable the Company to recruit, retain and motivate key executives who play a significant role in the execution and achievement of the Company business goals and strategies. These executives have been critical in driving the financial and operating achievements which contributed to the substantial improvement of our Company during its period of turnaround. We feel this improvement demonstrates the effectiveness of our compensation program. Please read the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and other related tables and narrative disclosure for a detailed description of the compensation of our named executive officers and their achievements during fiscal year 2010.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers. Because this vote is advisory, it will not overrule any decisions of the Board or Compensation Committee. This advisory vote also does not seek to have the Board or Compensation Committee take specific action. However, the Board and the Compensation Committee value the views expressed by our shareholders and will review the voting results and take into account the outcome of the vote when considering executive compensation matters in the future.

In considering the outcome of this advisory vote, the Board will review and consider all shares actually voted in favor of or actually voted against this advisory proposal. As an advisory vote, abstentions will not be considered by the Board as a vote cast in favor of or against the proposal. Broker non-votes will have no impact on the outcome of this advisory vote.

RECOMMENDATION OF THE BOARD

For the reasons discussed above, the Board recommends that shareholders vote “FOR” approving the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement.”

PROPOSAL NO. 4 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY
VOTES ON EXECUTIVE COMPENSATION

At this year’s Annual Meeting, we are asking our shareholders to cast a non-binding advisory vote regarding how frequently the Company should conduct a Say on Pay Vote. We are conducting this vote pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act which provides that shareholders must be given the opportunity at least once every six years to indicate their preference as to whether we should seek a Say on Pay Vote once every year, every two years or every three years (the “Say on Frequency Vote”). Our Board has determined that an advisory vote on executive compensation that occurs once every year is the most appropriate option for the Company and therefore our Board recommends that you vote for an annual advisory vote on executive compensation. The Board believes that an annual advisory vote will give our shareholders the opportunity to provide us with direct and timely input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement.

Shareholders may vote on their preferred voting frequency by selecting the option of One Year, Two Years, Three Years or Abstain when voting on this Proposal No. 4. Please note that when casting a vote on this proposal, shareholders will not be voting to approve or disapprove the Board’s recommendation.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered by the Board as the frequency that has been selected by shareholders for future Say on Pay Votes. However, because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option receiving the most votes cast by our shareholders. In addition, the Board may in the future decide to hold an advisory Say on Frequency Vote more often than once every six years.

RECOMMENDATION OF THE BOARD

The Board recommends a vote “FOR” the option of ONE YEAR as the frequency with which the Say on Pay Vote should be held.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Any proposal of a shareholder intended to be presented at our 2012 Annual Meeting of Shareholders must be received by our Secretary, for inclusion in our proxy statement, notice of meeting and proxy relating to the 2012 Annual Meeting, no later than December 10, 2011.

Our by-laws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any annual meeting of shareholders, or to bring business before an annual meeting of our shareholders. The by-laws provide that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected, will be eligible to be considered for election as our directors at the annual meeting. The by-laws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to our Secretary of such shareholder’s intention to bring such business before the meeting. Under the by-laws, for any such shareholder notice to be timely, such notice must be received by us in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the by-laws, a shareholder’s notice must also contain certain information specified in the by-laws.

Shareholders, upon written request to our Investor Relations Department, One Talbots Drive, Hingham, Massachusetts 02043, may receive, without charge, a copy of our Annual Report on Form 10-K, including the financial statements, any financial statement schedules and list of exhibits, required to be filed with the SEC for the 2010 fiscal year. Our Annual Report on Form 10-K is also available without charge through our website, www.thetalbotsinc.com.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

APPENDIX A

SEC Regulation G

THE TALBOTS, INC. AND SUBSIDIARIES

Reconciliation of GAAP operating income (loss) to non-GAAP (“adjusted”) operating income (loss) (unaudited)
Amounts in thousands

	Fiscal Year
	2010	2009	2008

Operating income (loss)	$31,436	$(8,690)	$(98,389)
Merger-related costs	25,855	8,216	—
Restructuring charges	5,640	10,273	17,793
Impairment of store assets	1,420	1,351	2,845
Cumulative effect of change in estimate, gift card breakage(a)	(6,285)	—	—
Store re-image initiative(b)	833	—	—

Adjusted operating income (loss)	$58,899	$11,150	$(77,751)

(a)	In the fourth quarter of 2010, the Company began to recognize income from the breakage of gift cards when the likelihood of redemption of the gift card is considered remote. Related to this change in estimate, the Company recorded a cumulative adjustment of $6.3 million for estimated gift card breakage from prior years’ gift card issuances.

(b)	In the second quarter of 2010, the Company began its store re-image initiative. Costs incurred related to the initiative include accelerated depreciation of leasehold improvements and other costs associated with property disposed of under the program.

A-1

The Talbots, Inc. One Talbots Drive Hingham, MA 02043 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 01 Marjorie L. Bowen 02 John W. Gleeson 03 Andrew H. Madsen 04 Gary M. Pfeiffer 05 Trudy F. Sullivan 06 Susan M. Swain The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 0 0 0 fiscal year. 3. Advisory vote on The Talbots, Inc. executive compensation program. 0 0 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4. Advisory vote on the frequency of future advisory votes on The Talbots, Inc. executive compensation program. 0 0 0 0 NOTE: To act upon such other business as may properly come before the Annual Meeting. 00001005681 R1.0.0.11699 For address change/comments, mark here. Yes No 0 (see reverse for instructions) Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . THE TALBOTS, INC. Annual Meeting of Shareholders May 19, 2011 9:00 AM EDT This proxy is solicited by the Board of Directors 00001005682 R1.0.0.11699 The undersigned hereby appoints Michael Scarpa and Richard T. O’Connell, Jr., or either of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE TALBOTS, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on May 19, 2011, at the Hingham Town Hall, 210 Central Street Hingham, Massachusetts 02043, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and according to the discretion of the proxy holders on any other matter that may properly come before the meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side